AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998

                                        Registration Statement No.333-50321

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                       Pre-Effective Amendment No. 1 to

                                  FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               IMN FINANCIAL CORP
           (Name of small business issuer as specified in its charter)

                                    Delaware
                            (State of Incorporation)

                                   11-2558192
                             (IRS Employer I.D. No.)

                                      6162
                          (Primary Standard Industrial
                            Classification Code No.)

                              520 Broadhollow Road
                            Melville, New York 11746
                                 (516) 844-9805

          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                          Edward R. Capuano, President
                               IMN Financial Corp
                              520 Broadhollow Road
                            Melville, New York 11746
                                 (516) 844-9805
            (Name, address and telephone number of agent for service)

                                 --------------

                                   Copies to:

                             Jay M. Kaplowitz, Esq.
                          GERSTEN, SAVAGE, KAPLOWITZ &
                                 FREDERICKS, LLP
                              101 East 52nd Street
                            New York, New York 10022
                                 (212) 752-9700

                Approximate date of proposed sale to the public:

 As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Title of Each Class                         Proposed
of Securities Being                          Maximum          Proposed Maximum
Registered               Amount Being     Offering Price          Aggregate              Amount of
                          Registered      Per Security(1)      Offering Price(2)      Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock              5,632,040           $1.093             $6,155,819.70           $1,815.97
par value $.001 per
share
------------------------------------------------------------------------------------------------------
Common Stock                300,000           $4.80                 $1,440,000           $  424.80
issuable upon
exercise of warrants
------------------------------------------------------------------------------------------------------
Common Stock                150,000           $4.92                   $738,000           $  217.71
issuable upon
exercise of warrants
------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                   $2,458.48
------------------------------------------------------------------------------------------------------
Previously paid                                                                          $2,464.60
------------------------------------------------------------------------------------------------------


------------

(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee, based upon the last reported sales price of the Registrant's common stock of the same class as quoted on the OTC Electronic Bulletin Board on July 6, 1998.


(2) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Convertible Preferred Stock described herein and pursuant to the provisions of the Convertible Preferred Stock regarding determination of the applicable conversion price and dividend rate.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION

                               DATED JULY 10, 1998


PROSPECTUS


6,082,040 Shares of Common Stock

                               IMN FINANCIAL CORP

All of the shares of Common Stock (the "Security Holders Shares"), par value $.001 per share, of IMN Financial Corp, a Delaware corporation (the "Company") offered hereby are being offered by the selling security holders named herein under the caption "Selling Security Holders" (the "Selling Security Holders"). Such shares may be sold by the Selling Security Holders who will acquire such shares from the Company upon conversion of 3,150 shares of Series B Convertible Preferred Stock (the "Convertible Preferred Stock") of the Company, issued in connection with private placements completed by the Company in February and March 1998 (the "Private Placements") and upon the exercise of 300,000 warrants to purchase common stock. In addition, this Prospectus relates to the shares of Common Stock issuable upon conversion of an additional 1,575 shares of Series B Preferred Stock and those issuable upon the exercise of 150,000 warrants to purchase Common Stock to be issued to two Selling Security Holders in a transaction which must close prior to six months from the effective date of this Registration Statement, subject to certain conditions. The shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, upon exercise of the Warrants and as dividends on the Convertible Preferred Stock are referred to as the "Shares." The number of shares of common stock issuable upon conversion of the Convertible Preferred Stock is subject to adjustment and could be more or less than the estimated amount depending upon factors which cannot be predicted at this time, including, among others, the future market price of the common stock. If, however, the average closing bid price of the Common Stock for the five trading days preceding July 6, 1998 were used to determine the number of shares issuable as of the first date on which the Convertible Preferred Stock may be converted the Company would be obligated to issue a total of 5,632,040 shares of common stock if all shares of Convertible Preferred Stock were converted and all of the 450,000 warrants were exercised on such date. The Company will not receive any of the proceeds from sales of the Selling Security Holders shares, although the Company would receive approximately $2,178,000 upon exercise of all of the 450,000 warrants. See "Selling Security Holders" and "Plan of Distribution." The Company has agreed with the Selling Security Holders to register the Selling Security Holders' shares offered hereby. The Company has also agreed to pay certain fees and expenses incident to such registration.




         The Company's common stock is traded on the OTC Electronic Bulletin Board ("Bulletin Board"). On July 6, 1998, the last reported sales price of the common stock was $1.093.


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus is                     , 1998
                                           ------------------

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission ("Commission") a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act, for the registration of the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, NW, Washington, D.C., 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511, and at 7 World Trade Center, New York, New York, 10048. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, at prescribed rates, or via the Internet Web site (http://www.sec.gov) maintained by the Commission.


                                       (2)

                               Prospectus Summary

         The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" refers to IMN Financial Corp and its wholly-owned subsidiaries Island Mortgage Network Inc., formerly Donald Henig Inc., a New York corporation, First Equities Commercial Corp., a New York corporation, First Equities Service Corp., a New York corporation, Greenshield Mortgage Corporation, a New Jersey corporation, Citizens Mortgage Service Company, a Pennsylvania corporation, Senko Financial Services, Inc., a Maryland corporation, American National Mortgage Corp., a New Jersey corporation, First Potomac Mortgage Corp., a Virginia corporation, and First Equities Marketing Group, Inc., a Delaware corporation, unless otherwise indicated.


                                   The Company

         IMN Financial Corp., a Delaware corporation, (the "Company") is a holding company which through its subsidiaries provides financial services such as mortgage brokerage and mortgage banking services. The Company's main subsidiary, Island Mortgage Network, Inc. ("Island Mortgage") formerly Donald Henig Inc., is engaged in the business of originating and selling mortgage loans secured primarily by one- to four-family residences. Island Mortgage originates loans through its 42 branch offices located in 17 states throughout the United States and the District of Columbia. The majority of Island Mortgage's loans are made for the purchase of new homes or the refinancing of existing homes. Island Mortgage targets its lending to middle market individuals, although it has mortgage programs which cover the entire spectrum of mortgage lending. Island Mortgage focuses its lending in the FHA Government guaranteed loan market. Approximately 50% of Island Mortgage's loans are FHA and VA loans. A division of Island Mortgage focuses on lending to individuals who have impaired or unsubstantiated credit histories and/or unverifiable income and to individuals with higher loan to value ratios. As a result, Island Mortgage's customers generally are not averse to paying the higher interest rates charged for these type of loan programs as compared to the interest rates charged by conventional loans. This type of loan is generated through the use of direct mail and telemarketing efforts.


                                      (3)

         The Company strives to process each loan application received from potential borrowers as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive preliminary decisions within 24 hours of receipt and most accepted applications are funded within 30-45 days thereafter. As the Company has expanded the channels through which it originates loans, it has also broadened the types of loans it offers. The Company offers a wide range of loan products, including traditional residential mortgage loans for refinancing, educational, home improvement and debt consolidation purposes, mortgage loans on small multi-family and mixed-use properties, sub-prime loans, adjustable rate mortgage loans and jumbo and super jumbo loans. The Company originates Title I home improvement loans partially insured by the US Department of Housing and Urban Development.

         Island Mortgage sells its loans primarily in the secondary market on a whole loan basis in order to maximize profitability, reduce its exposure to fluctuations in interest rates and to achieve greater liquidity. Through 1997, the Company sold virtually all of its loan production on a whole loan sale basis in private placements to a variety of institutional purchasers. The Company funds its originations through warehouse lines of credit and a standby facility. The Company intends to continue to sell loans primarily through whole loan sales.

         The Company sells all paper loans which it originates on a flow basis and all sub-prime loans on a bulk basis, each on a service-released basis, which maximizes revenues because the Company receives the service-release premium at the time the loan is sold. Since the Company sells all loans which it originates on a service released basis, the Company does not maintain a loan portfolio or a servicing loan portfolio, and has not experienced any material loan losses to date.


         The Company's business strategy includes (i) geographic expansion throughout the US, (ii) growth through selected acquisitions, (iii) internal growth and (iv) introduction and expansion of new products.

         History

         NGT Enterprises, Inc. was formed under the laws of the state of Delaware on November 14, 1980 as Nuclear & Genetics Technology, Inc. On April 24, 1981, NGT Enterprises, Inc. changed its name to Nuclear & Genetic Technology, Inc. On December 6, 1989 the name was changed back to NGT Enterprises, Inc. On May 5, 1997, NGT Enterprises, Inc. amended its certificate of incorporation to change its name to IMN Financial Corp. The predecessor company was considered to be a development stage company until May 5, 1997 when it acquired all of the assets of Island Mortgage Network, Inc., formerly Donald Henig, Inc. and additional assets. On May 5, 1997, the predecessor company acquired all of the capital stock of Island Mortgage Network, Inc., First Equities Commercial Corp. and First Equities Service Corp., and holdings in the Aristocrat Endeavor


                                      (4)

Fund from IMN Equities Inc. for 20,221,700 shares of its common stock at a value of $.21 per share. Donald Henig Inc. was incorporated under the laws of the state of New York on December 1, 1992.

         The Company's principal executive offices are located at 520 Broadhollow Road, Suite 200, Melville, New York 11747 (516) 844-9805.


                                      (5)

                                                    THE OFFERING
Common Stock Offered...............     6,082,040 shares of Common Stock, which
                                        are being offered for sale by the
                                        Selling Security Holders, which may be
                                        issued upon conversion of the
                                        Convertible Preferred Stock and upon
                                        exercise of all of the 450,000 warrants.
                                        The number of shares of Common Stock issuable
                                        upon the conversion of the Convertible
                                        Preferred Stock and upon exercise of the
                                        warrants, are subject to adjustment in
                                        the event of a merger, stock split,
                                        stock dividend and similar transactions.
                                        See "MANAGEMENT" - "DESCRIPTION OF CAPITAL
                                        STOCK" and "SELLING SECURITY HOLDERS."

                                        The Company will not receive any
                                        proceeds from the sale of the Common
                                        Stock by the Selling Security Holders,
                                        but will receive the proceeds of the
                                        exercise of any warrants exercised by
                                        the Selling Security Holders.

Common Stock Outstanding(1)........     25,195,784

Common Stock Symbols...............     OTC Electronic Bulletin Board: IMNF

Use of Proceeds....................     The Company will not receive any
                                        proceeds from the sale of the Common
                                        Stock by the Selling Security Holders
                                        but will receive the proceeds of the
                                        exercise of any warrants exercised by
                                        the Selling Security Holders which will
                                        be applied to working capital, if any.
                                        See "USE OF PROCEEDS."

Risk Factors.......................     An investment in the Company's Common
                                        Stock involves a high degree of risk and
                                        should be made only after a careful
                                        consideration of the significant risk
                                        factors that may affect the Company.
                                        Such risks include special risks
                                        concerning the Company and its


                                      (6)
                                        business. See "RISK FACTORS."


(1) Does not include (i) 5,632,040 shares issuable upon conversion of the outstanding preferred stock, preferred stock to be issued, exercise of the 300,000 warrants and exercise of the 150,000 warrants to be issued, based on the average closing bid price of the Common Stock for the five trading days preceding July 6, 1998, (ii) 75,000 shares issuable upon exercise of options granted in connection with services rendered to the Company (iii) shares issuable upon conversion of the Series A Convertible Preferred Stock, and (iv) 88,000 warrants to purchase shares of Common Stock, 55,000 of which are each exercisable at $3.00 per warrant and 33,000 each of which are exercisable at $3.60 per warrant. See "Management - Stock Option Plans" and "Description of Securities."


                                      (7)

                             Summary Financial Data
                      (In thousands, except per share data)


         The summary financial information set forth below is qualified by and should be read in conjunction with the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.



                                                     Year Ended
                                                     December 31                          Three Months Ended
                                               1997               1996(1)              March 31, 1998 (Unaudited)
                                               ----               -------              --------------------------
Statement of Income
Total Operating Income                    $  12,787,797        $       -0-                    $  5,926,318
Total Operating Expense                      13,757,793               18,400                     5,799,318
                                          -------------        -------------                  ------------
Income (Loss) from Operations                  (969,996)             (18,400)                      127,000
Total Other Income                                -0-                  -0-                          30,715
Income Before Provision
    for Income Taxes                           (969,996)             (18,400)                      157,715
Income Taxes                                     27,999                -0-                          (8,963)
Net Income                                     (997,995)             (18,400)                      148,752
                                          =============        =============                  ============

                                              Year Ended           Year Ended                   Three Months Ended
                                          December 31, 1997    December 31, 1996 (1)        March 31, 1998 (Unaudited)
                                                                                            --------------------------
Balance Sheet Data
Cash....................................  $   2,027,738        $        -0-                     $   1,563,963
Total assets............................     72,682,309                 -0-                        79,038,378
Total liabilities.......................     59,760,345                1,500                       64,673,868
Stockholders Equity.....................     12,921,964               (1,500)                      14,364,510


---------------------
(1) The Summary Financial Data for December 31, 1996 represents the Financial condition of NGT Enterprises, Inc. which had no operations. See "Prospectus Summary--History" and "Pro-forma Statement of Income."


                                      (8)

                                  RISK FACTORS

         Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, in connection with investments in the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. An investment in the securities offered hereby involves a high degree of risk.

AVAILABILITY OF FUNDING SOURCES

         The Company funds substantially all of the loans which it originates through borrowings under warehouse facility lines of credit. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through whole loan sales. Any failure to renew or obtain adequate funding under these credit or warehouse facilities, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities, which would have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of financing sources and the prevailing conditions in the financial markets. There can be no assurance that any sources will be available to the Company at any given time or as to the favorability of the terms on which such sources may be available.

 ECONOMIC CONDITIONS

         General

         The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home

                                      (9)
equity to support borrowings. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions.

         The Company is exposed to the risk of loan delinquencies and defaults upon the closing of the loan. After a loan has been originated by the Company, the loan is held as part of a portfolio of loans subject to sale on a whole loan basis. During the period a loan is so held, the Company is at risk for loan delinquencies and defaults. Following the sale of the loan on a whole loan basis, the Company's direct risk with respect to loan delinquency or default on such loan is limited to those circumstances in which it is required to repurchase such loan due to a breach of a representation or warranty in connection with the sale. See "-- Contingent Risks" and "Business."

Interest Rates

         Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of borrowings. The profitability of the Company is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gain on sale recognized by the Company when loans are sold. Fluctuating interest rates also may affect the interest paid by the Company for funds borrowed under the Company's warehouse facilities. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans pooled and sold by the Company generally have long-term rates.

RECENT EXPANSION AND PRODUCT EXTENSION

         The Company's significant growth and expansion have placed substantial new and increased pressures on the Company's personnel and systems. In order to support the growth of its business, the Company has added a significant number of new operating procedures, facilities and personnel. Although the Company believes the addition of new operating procedures and personnel will be sufficient to enable it to meet its growing operating needs, there can be no assurance that this will be the case. Failure by the Company to manage its growth effectively, or to sustain its historical levels of performance in credit analysis and transaction structuring with respect to the increased loan origination could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON FUNDING SOURCE

                                      (10)

         The Company funds substantially all of its loan origination and working capital requirements through loan sales pursuant to mortgage loan purchase agreements that include its working capital facility. The Company will then resell these loans through whole loan sales. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby adversely affecting the Company's results of operations and financial condition.. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTINGENT RISKS

         Although the Company sells all loans which it originates on a nonrecourse basis, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers.

         In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition.

GEOGRAPHIC CONCENTRATION OF OPERATIONS

         The vast majority of the Company's loan origination and purchase volume for the nine months ended September 30, 1997 was derived from the state of New York. Although the Company is licensed or registered in 17 states and may continue to expand into other markets, it is expected that the State of New York will continue to provide a substantial portion of its loan origination activity. Consequently, the Company's results of operations and financial condition are largely

                                      (11)
dependent upon general trends in the New York economy and its residential real estate market.

COMPETITION

         As a marketer of mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Furthermore, certain large national finance companies and conforming mortgage originators in the US have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company, targeting customers similar to those of the Company. The entrance of these competitors into the Company's market could have a material adverse effect on the Company's financial condition and results of operations.

         Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors that have "locked in" low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. During economic slowdowns or recessions, the Company's borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

         The Company depends largely on its own loan officers and uses its financial contacts, such as lawyers and accountants, for its originations of new loans. The Company's competitors also seek to establish relationships with the Company's contacts and sources of loan origination.

LEGISLATIVE AND REGULATORY RISKS

         Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because a portion of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse

                                      (12)
effect on the demand for loans of the kind offered by the Company.

         The Company's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of, and examinations by, the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting and selling loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

         Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive. See "Business -- Regulation."

POSSIBLE ENVIRONMENTAL LIABILITIES

         Although the Company has no current plans to, in the course of its business, the Company may acquire in the future, properties securing loans which are in default. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for

                                      (13)
property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability which, under such laws, has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the facility is owned or operated by such person. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

DEPENDENCE UPON KEY PERSONNEL

         The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The loss of key management, particularly Edward Capuano, President and a director of the Company, could delay or prevent the efforts of the Company to achieve its goals and have a material adverse effect on the Company. The Company does not currently have an employment agreements with Mr. Capuano. See "Management."

CONTROL BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS.

         The Company's principal shareholders, directors and officers beneficially own approximately 69.7% of the Company's voting stock. See "Principal Stockholders." As such, the Company's principal stockholders, officers and directors are able to exercise control over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company, and as a result will be able to control the Company's affairs and management. The Company's articles of incorporation do not provide shareholders with cumulative voting rights.

OUTSTANDING OPTIONS AND OTHER CONVERTIBLE SECURITIES; REGISTRATION RIGHTS

         As of the date of this Prospectus, the Company has outstanding the following options and other convertible securities: (i) 1,090 shares of Series A Preferred Stock, convertible by its terms into

                                      (14)
shares of the Company's Common Stock which is convertible into Common Stock at 78% of the market price for the Common Stock at the time of conversion, and 3,150 shares of Series B Preferred Stock which is convertible into Common Stock at the lesser of (a) 75% of the closing bid price for the Common Stock for the five trading days preceding the date of conversion or (b) $4.85, (ii) 75,000 shares of common stock issuable upon the exercise of stock options granted in connection with certain consulting services, and (iii) 538,000 warrants to purchase Common Stock. See "Description of Securities." There is no provision granting the Company the right to redeem any of the above-mentioned convertible securities. To the extent that such securities are exercised, dilution to the interest of the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Convertible Preferred Stock, options and the Warrants can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options or preferred stock. In addition, certain of the above mentioned securities are subject to certain demand and/or piggyback registration rights. The shares of Common Stock issuable upon conversion of the Series B Preferred Stock and upon the exercise of the warrants is being registered herein. Such registration rights could result in substantial expense to the Company and adversely affect any future equity or debt financing. The sale of Common Stock or other securities held by or issuable to the holders of registration rights or merely the potential of such sales, could have an adverse effect on the market price of the Company's securities.


NO DIVIDEND

         The Company has not paid any cash dividends on its shares of common stock and it does not anticipate paying such dividends in the foreseeable future. The payment of dividends by the Company is within the discretion of its Board of Directors and depends upon the Company's earnings, capital requirements, financial condition and requirements, future prospects, restrictions in future financing agreements, business conditions and other factors deemed relevant by the Board. The Company intends to retain earnings, if any, to finance its operations. See "Dividend Policy."

POSSIBLE VOLATILITY OF STOCK PRICE; STOCK MARKET VOLATILITY

         There have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of affected securities. General market price declines or volatility in the future could adversely affect the price of the Common Stock. There can be no assurance that the Common Stock will maintain its current market price. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities.

                                      (15)

SHARES ELIGIBLE FOR FUTURE SALE


         No assurance can be given as to the effect, if any, that future sales of Common Stock will have on the market price of Common Stock. Of the Company's shares of Common Stock currently outstanding, 17,573,482 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. Subject to compliance with the notice and manner of sale requirements of Rule 144 and provided that the Company is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, a person who beneficially owns restricted shares for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. As of the date of this Prospectus, 17,566,384 shares of Common Stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. In addition to the Convertible Preferred Stock, the Company has an aggregate of 1,090 shares of Series A Preferred Stock outstanding which are convertible into shares of Common Stock. See "Description of Securities--Series A Convertible Preferred Stock." The Company has filed a registration statement under the Act, registering the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock prevailing at the time of any sales. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market for the Common stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible For Future Sale."


OTC ELECTRONIC BULLETIN BOARD.

         The Common Stock is traded on the OTC Electronic Bulletin Board ("Bulletin Board") an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the NASDAQ SmallCap Market or NASDAQ National Market. Generally, securities traded on the Bulletin Board experience less liquidity than securities traded on the New York or American Stock Exchanges, or on the NASDAQ National or SmallCap Markets. There can be no assurance that an active public trading market for the Common Stock will continue.

RISKS OF LOW-PRICED STOCKS; POSSIBLE ADVERSE EFFECTS OF "PENNY STOCK" RULES

         The Common Stock currently trades in the over-the-counter market on the OTC Electronic Bulletin Board. As a consequence, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. The Securities Enforcement and Penny

                                      (16)

Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks. The SEC regulations generally define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ, and any equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years, (ii) net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three
(3) years, or (iii) average annual revenue of at least $6,000,000 during such issuer's last three years of operations. Unless such an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Furthermore, in connection with any transaction in a penny stock, brokers must also provide investors with current bid and offer quotations therefor, the compensation of the broker and its salesperson in connection therewith and monthly account statements showing the market value of each penny stock in the investor's account.

         In addition, if the Common Stock is not quoted on NASDAQ, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange "Act") for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

         As of the date of this Prospectus, the Company believes that, by reason of the Company's net tangible assets of at least $5,000,000, that such security will be outside the definitional scope of a penny stock. In the event the Company's Common Stock were subsequently to become characterized as a penny stock, the market liquidity for such securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Common Stock, and thus the ability of purchasers of the Common Stock to sell such securities in the secondary market would be adversely affected.

                                      (17)

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Selling Security Holders Shares. All proceeds from the sale of the Selling Security Holders Shares will be for the account of the Selling Security Holders described below. See "Selling Security Holders." In the event that all of the 450,000 warrants are exercised the Company will receive an aggregate of $2,178,000 which will be utilized for working capital. There can be no assurance that any such warrants will be exercised.

                                      (18)

                           CERTAIN MARKET INFORMATION

         The Company's Common Stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc. ("Bulletin Board") under the symbol "IMNF." The following table sets forth the high and low sale prices for Common Stock as reported by on the Bulletin Board.


                                                     Common Stock
                                                     ------------
Fiscal 1997                                 High                       Low
-----------                                 ----                       ---
Second (from May 5, 1997)                  $7.74                     $3.00
Third                                       7.00                      2.75
Fourth                                      3.93                      2.25

Fiscal 1998
First                                      $5.00                     $3.00
Second                                     $4.125                    $1.0625
Third (through July 6, 1998)                1.093                     1 1/32



         On July 6, 1998, there were approximately 750 holders of record of the Company's 25,195,784 outstanding shares of Common Stock.



         On July 6, 1998, the last sale price of the Common Stock as reported on the Bulletin Board was $1.093.


                                      (19)

                                 DIVIDEND POLICY

         The Company has never paid or declared dividends on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business.

                                      (20)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


Results of Operations - March 31, 1998 vs. March 31, 1997



The increase of revenue, operating expenses, gross profit, general and administrative expenses and net income (loss) for both the three months ended March 31, 1998 versus the same period in 1997, are completely due to the acquisition by the Company of Donald Henig, Inc., an active mortgage banker, in May of 1997, and other subsequent subsidiary acquisitions.



Results of Operations - December 31, 1997 vs. December 31, 1996

The increase of revenue, operating expenses, gross profit, general and administrative expenses and net income (loss) for both the year ended
December 31, 1997 and the year ended December 31, 1996, are completely due to the acquisition by the Company of Donald Henig Inc., in May of 1997, and other subsequent subsidiary acquisitions.

Results of Operations (Pro Forma) - December 31, 1997 vs. December 31, 1996

The increase of revenue, operating expenses, gross profit, general and administrative expenses and net income (loss) for the proforma year ended December 31, 1997, versus the proforma year ended December 31, 1996 was due to the Company's expansion program. Under this program, the Company opened several new branch offices in New York State as well as expanding into several new states.

Results of Operations - December 31, 1996 vs. December 31, 1995

The increase of revenue, expenses, gross profit, general and administrative expenses and net income for the year ended December 31, 1996 versus the same period in 1995, were due to the Company's expansion program.


Liquidity and Capital Resources



The Company believes that current operations will provide cash flow to meet current obligations. The Company has $1,125,066 in subscription recievables, $4,542,229 in points and fees recievable and investments of $7,585,300 as its present capital resources. Management believes that these resources provide adequate working capital for the Company.

                                      (21)

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                       (formerly N G T Enterprises, Inc.)

                          PRO FORMA STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997


     The pro forma statement of income presented herein reflects the historical results of operations for:



                               IMN Financial Corp.
                          Island Mortgage Network, Inc.
                           Green Shield Mortgage Corp.
                       Citizens Mortgage Serrvice Company
                         First Equities Commercial Corp.
                          First Equities Service Corp.
                        American National Mortgage Corp.
                           1st Potomac Mortgage Corp.


     These companies were acquired at various times during the year as disclosed in the Company's financial statements for the year ended December 31, 1997.


     The pro forma financial has been prepared as if the related acquisitions had occurred on the first day of 1997. The pro forma adjustments reflect the amortization of acquisition goodwill derived from the foregoing acquisitions.

                     IMN FINANCIAL CORP. AND SUBSIDIARIES
              PRO-FORMA CONSOLIDATING CONDENSED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1997



                                                           Island                            Citizens         First          First
                                             IMN          Mortgage         Green Shield      Mortgage       Equities       Equities
                                          Financial       Network,           Mortgage        Service       Commercial       Service
                                            Corp.           Inc.               Corp.         Company          Corp.          Corp.
                                          ---------       -----------      ----------      ----------      ----------      --------
Operating Income
   Points, Fees and Premium Income               $0       $13,869,207      $1,504,856      $1,820,054       $349,024         $7,200
   Interest Income                          527,500         1,128,965         130,713         136,522              0              0
                                          ---------       -----------      ----------      ----------       --------         ------
     Total Operating Income                 527,500        14,998,172       1,635,569       1,956,576        349,024          7,200

Operating Expenses
   General and Administrative Expenses      543,692        13,310,152       2,639,614       2,780,734        643,645            574
   Interest Expense                                         1,387,929         179,438         134,682
   Depreciation                                               131,726          33,357          49,205
   Amortization of Acquisition Goodwill     115,669            30,360
                                          ---------       -----------      ----------      ----------       --------         ------
     Total Operating Expenses               659,361        14,860,167       2,852,409       2,964,621        643,645            574

Income (Loss) from Operations              (131,861)          138,005      (1,216,840)     (1,008,045)      (294,621)         6,626

Equity in Income (Loss) of Investee
Other Income (Loss)                        (866,134)                0               0        (134,608)             0              0
                                          ---------       -----------      ----------      ----------       --------         ------
Income (Loss) before Provision
 for Income Taxes                          (997,995)          138,005      (1,216,840)     (1,142,653)      (294,621)         6,626

Provision (Recovery) for Income Taxes             0             4,047             786               0            325            325
                                          ---------       -----------      ----------      ----------       --------         ------
Net Income (Taxes)                        ($997,995)         $133,958     ($1,217,626)    ($1,142,653)     ($294,946)        $6,301
                                          =========       ===========      ==========      ==========       ========         ======

                                              American        1st
                                              National      Potomac
                                              Mortgage      Mortgage
                                               Corp.         Corp.       Adjustments      Consolidated
                                            ----------    ----------     -----------      ------------
Operating Income
   Points, Fees and Premium Income          $4,547,572    $5,332,362                        27,430,275
   Interest Income                             596,928        14,134                         2,534,762
                                            ----------    ----------       ----------       ----------
     Total Operating Income                  5,144,500     5,346,496               0        29,965,037

Operating Expenses
   General and Administrative Expenses       5,683,419     5,674,154                        31,275,984
   Interest Expense                            632,615       111,188                         2,445,852
   Depreciation                                 35,356        28,344                           277,988
   Amortization of Acquisition Goodwill                                      797,865           943,894
                                                                                                     0
                                            ----------    ----------       ----------       ----------
     Total Operating Expenses                6,351,390     5,813,686         797,865        34,943,718

Income (Loss) from Operations               (1,206,890)     (467,190)       (797,865)       (4,978,681)

Equity in Income (Loss) of Investee                           80,392
Other Income (Loss)                                  0        18,442               0          (982,300)
                                            ----------    ----------       ----------       ----------
Income (Loss) before Provision
 for Income Taxes                           (1,206,890)     (368,356)       (797,865)       (5,960,981)

Provision (Recovery) for Income Taxes           (8,600)     (150,717)              0                 0
                                            ----------    ----------       ----------       ----------
Net Income (Taxes)                         ($1,198,290)    ($217,639)      ($797,865)      ($5,960,981)
                                            ==========    ==========       =========        ==========

                                    BUSINESS


         The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" refers to IMN Financial Corp and its wholly-owned subsidiaries Island Mortgage Network Inc., formerly Donald Henig Inc., a New York corporation, First Equities Commercial Corp., a New York corporation, First Equities Service Corp., a New York corporation, Greenshield Mortgage Corporation, a New Jersey corporation, Citizens Mortgage Service Company, a Pennsylvania corporation, Senko Financial Services, Inc., a Maryland corporation, American National Mortgage Corp., a New Jersey corporation and First Potomac Mortgage Corp., a Virginia corporation, First Equities Marketing Group, Inc., a Delaware corporation unless otherwise indicated.

         IMN Financial Corp., a Delaware corporation, (the "Company") is a holding company which through its subsidiaries provides financial services such as mortgage brokerage and mortgage banking services. The Company's main subsidiary, Island Mortgage Network, Inc. ("Island Mortgage") formerly Donald Henig Inc., is engaged in the business of originating and selling mortgage loans secured primarily by one- to four-family residences. Island Mortgage originates loans through its 42 branch offices located in 17 states throughout the United States and the District of Columbia. The majority of Island Mortgage's loans are made for the purchase of new homes or the refinancing of existing homes. Island Mortgage targets its lending to middle market individuals, although it has mortgage programs which cover the entire spectrum of mortgage lending. Island Mortgage focuses its lending in the FHA Government guaranteed loan market. Approximately 50% of Island Mortgage's loans are FHA and VA loans. A division of Island Mortgage focuses on lending to individuals who have impaired or unsubstantiated credit histories and/or unverifiable income and to individuals with higher loan to value ratios. As a result, Island Mortgage's customers generally are not averse to paying the higher interest rates charged for these type of loan programs as compared to the interest rates charged by conventional loans. This type of loan is generated through the use of direct mail and telemarketing efforts.

         The Company strives to process each loan application received from potential borrowers as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive preliminary decisions within 24 hours of receipt and most accepted applications are funded within 30-45 days thereafter. As the Company has expanded the channels through which it originates loans, it has also broadened the types of loans it offers. The Company offers a wide range of loan products, including traditional residential mortgage loans for refinancing, educational, home improvement and debt consolidation purposes, mortgage loans on small multi-family and mixed-use properties, sub-prime loans, adjustable rate mortgage loans and
                                      (22)
jumbo and super jumbo loans. The Company originates Title I home improvement loans partially insured by the US Department of Housing and Urban Development.

         Island Mortgage sells its loans primarily in the secondary market on a whole loan basis in order to maximize profitability, reduce its exposure to fluctuations in interest rates and to achieve greater liquidity. Through 1997, the Company sold virtually all of its loan production on a whole loan sale basis in private placements to a variety of institutional purchasers. The Company funds its originations through warehouse lines of credit and a standby facility. The Company intends to continue to sell loans primarily through whole loan sales.

         The Company sells all paper loans which it originates on a flow basis and all sub-prime loans on a bulk basis, each on a service-released basis, which maximizes revenues because the Company receives the service-release premium at the time the loan is sold. Since the Company sells all loans which it originates on a service released basis, the Company does not maintain a loan portfolio or a servicing loan portfolio, and has not experienced any loan losses to date.

         The Company's business strategy includes (i) geographic expansion throughout the US, (ii) growth through selected acquisitions, (iii) internal growth and (vii) introduction and expansion of new products.

Employees

         As of April 6, 1998, the Company had 585 full time employees and 15 part time employees. None of the employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

Properties and Facilities

The following list sets forth the location of the Company's facilities:

-------------------------------------------------------------------------------------------------------
                                                                                               MONTHLY
LOCATION                                    TERMS                                                RENT
-------------------------------------------------------------------------------------------------------
ALBANY                                      Month to month, 60 day notice                       $600.00
-------------------------------------------------------------------------------------------------------
ALBUQUERQUE                                 3 years ending 2/28/00                             2,574.00
-------------------------------------------------------------------------------------------------------
ANNAPOLIS                                   5 years ending 7/31/02                             3,121.13
-------------------------------------------------------------------------------------------------------
ATLANTA                                     Month to month                                       250.00
-------------------------------------------------------------------------------------------------------
AVON                                        Nine months ending 6/30/98                           575.00
-------------------------------------------------------------------------------------------------------

                                      (23)


-------------------------------------------------------------------------------------------------------
BINGHAMTOM                                  Month to month, 60 days notice                       200.00
-------------------------------------------------------------------------------------------------------
BUFFALO                                     7/1/97 - 01/31/00                                  1,400.00
-------------------------------------------------------------------------------------------------------
CAPE CORAL                                  Six month renewals w/o notice                      1,550.00
-------------------------------------------------------------------------------------------------------
CARLSBAD                                    90 days notice prior to 09/30/00                   1,710.00
-------------------------------------------------------------------------------------------------------
CHICAGO                                     Month to month                                     1,750.00
-------------------------------------------------------------------------------------------------------
CITIZENS                                    Term expires 03/31/98                              6,433.33
-------------------------------------------------------------------------------------------------------
COLUMBIA                                    Term expires 03/31/98, 60 day notice               2,425.00
-------------------------------------------------------------------------------------------------------
COMMERCIAL; SUITE B103 &B104                15 Years ending 03/13/03                           4,582.26
-------------------------------------------------------------------------------------------------------
CONGERS                                     1 year                                               650.00
-------------------------------------------------------------------------------------------------------
DEPTFORD-GREENSHIELD                        5 years                                            5,175.00
-------------------------------------------------------------------------------------------------------
FAIRFAX                                     5 years ending 06/30/98                           15,000.00
-------------------------------------------------------------------------------------------------------
FAIRFIELD                                   3 years                                            3,170.25
-------------------------------------------------------------------------------------------------------
GAITHERSBURG                                1 year ending 09/30/98                               676.00
-------------------------------------------------------------------------------------------------------
GREENSBORO                                  1 year ending 03/31/98                             1,085.00
-------------------------------------------------------------------------------------------------------
HAZLET                                      5 years                                            3,000.00
-------------------------------------------------------------------------------------------------------
ISLANDIA; SUITE B101 & B102                 3 years ending 09/30/98                            2,500.00
-------------------------------------------------------------------------------------------------------
JEFFERSON                                   2 years ending 08/31/99                            1,800.00
-------------------------------------------------------------------------------------------------------
MELVILLE (ADMIN)                            01/22/97-08/31/02                                  9,658.33
-------------------------------------------------------------------------------------------------------
MELVILLE (OPERATIONS)                       09/20/96-12/31/99, 3 years 2 months                9,560.20
-------------------------------------------------------------------------------------------------------
QUEENS VILLAGE                              1 Year, term exp 04/30/98                          1,400.00
-------------------------------------------------------------------------------------------------------
RICHMOND HILL                               Term exp 03/31/98                                  1,400.00
-------------------------------------------------------------------------------------------------------
RICHMOND, VA                                3 Year, term exp 07/31/99                          2,730.00
-------------------------------------------------------------------------------------------------------
ROCHESTER                                   3 Year, term exp 06/30/00                            600.00
-------------------------------------------------------------------------------------------------------
SAN ANTONIO                                 Month to Month                                       750.00
-------------------------------------------------------------------------------------------------------
SCHENECTADY                                 Exp. 01/14/98                                      1,200.00
-------------------------------------------------------------------------------------------------------
SELECTIVE                                   Month to month, 60 day notice                        600.00
-------------------------------------------------------------------------------------------------------
SOUTHINGTON                                 3 Years, term exp 04/30/98                           950.00
-------------------------------------------------------------------------------------------------------
SUNRISE                                     3 Years, term exp 04/30/00                         1,780.95
-------------------------------------------------------------------------------------------------------
SYRACUSE                                    3 Years, 90 day notice                             2,400.00
-------------------------------------------------------------------------------------------------------
TAMPA                                       3 Years, 90 day notice                               918.00
-------------------------------------------------------------------------------------------------------
TARRYTOWN                                   18 Months                                          2,132.29
-------------------------------------------------------------------------------------------------------
TITLE 1; SUITE 300                          33 Months ending 11/28/98                          1,650.00
-------------------------------------------------------------------------------------------------------
TOTOWA                                      1 Year                                             4,777.87
-------------------------------------------------------------------------------------------------------
TREMONT                                     2 Years, term exp 08/31/98                         1,600.00
-------------------------------------------------------------------------------------------------------
UTICA                                       3 Years, 90 day notice                             1,100.00
-------------------------------------------------------------------------------------------------------
WILMINGTON                                  Month to month, 60 day notice                        425.00
-------------------------------------------------------------------------------------------------------

                                      (24)

Legal Proceedings

         In connection with the acquisition of Donald Henig, Inc., which now operates as Island Mortgage, Island Mortgage claims that the sellers of Donald Henig, Inc., Donald and Joan Henig, are in breach of the acquisition agreement. Island Mortgage's claim is for $178,763 and the defendants cross-claim is for $261,452. Island Mortgage intends to vigorously defend such cross-claim. This lawsuit was initiated in the New York State Supreme Court in Nassau County on March 7, 1997.

         Island Mortgage is a defendant in a breach of contract lawsuit initiated by Leads Express, Inc. The plaintiff, Leads Express, Inc. is seeking approximately $150,000 in damages alleging breach of contract. This proceeding was initiated in the Federal Circuit Court for Howard County in Baltimore, Maryland filed on January 21, 1998. The Company believes that it has meritorious defenses and plans to vigorously defend the action.

         American National Mortgage Corporation, a subsidiary of the Company, is a defendent in a breach of contract lawsuit initiated by an associate of American National Mortgage Corporation seeking $47,000 in unpaid commissions. American National Mortgage Corporation claims to have signed a general release from the plaintiff and intends to vigorously defend the action.


         First Potomac Corp., a subsidiary of the Company, has been requested to buy back a loan purchased by an investor in First Potomac Corp., which fell into default. The Company believes the claim to be speculative and has indicated that the total claim to First Potomac Corp. should not exceed approximately $105,600 plus expenses.

         Other than the above claims, the Company has no notice of any pending or threatened litigation.

                                      (25)

                                   MANAGEMENT


Directors and Executive Officers

         The following table sets forth certain information about the directors and executive officers and key employees of the Company:

          Name                   Age                        Position
          ----                   ---                        --------

          Edward R. Capuano      52      Chief Executive Officer, Chairman,
                                                      President and Director

          Cindy L. Eisle         33      Chief Financial Officer and Treasurer

          James Richmond         52      Executive Vice President

          Pargie Raiola          56      Senior Vice President

          James Britton          51      Senior Vice President

          Patrick A. Reilly      41      Secretary and General Counsel

          Jerry Dugan            62      Director

          Robert J. Knickman     50      Director


         Edward R. Capuano is the Chief Executive Officer, President, Chairman and sole director of the Company.From 1995 to present Mr. Capuano has served as the President of Island Mortgage. From 1993 to 1995 Mr. Capuano served as the Northeastern Regional Director of United Capital Mortgage Corp. Mr. Capuano earned a B.A. in Business Administration from Manhattan College in 1967.

         Cindy L. Eisle is the Chief Financial Officer and Treasurer of the Company. From 1996 to May 1997 Ms. Eisle has served as the CFO of Island Mortgage. From 1993 to 1996 Ms. Eisle served as the Assistant controller of Midcoast Mortgage Corporation. Ms. Eisle earned a B.S. in Accounting in 1986 from the State University of New York at Binghamton and an M.B.A. in 1992 from Dowling College.

         James Richmond is an Executive Vice President of the Company. From 1996 to May 1997 Mr. Richmond served as an Executive Vice President of Island Mortgage Network. From 1995 to 1996 Mr. Richmond served as an Executive Vice President of New Jersey Lenders Corp. From 1993 to 1995 Mr. Richmond served as an Executive Vice President of Globe Mortgage Co. Mr. Richmond has more than 27 years experience in the mortgage

                                      (26)
banking industry. Mr. Richmond served as the President of the New Jersey Mortgage Bankers Association from 1994 to 1995. Mr. Richmond earned a B.A. in History from the State University of New York at StonyBrook in 1969.

         Pargie Raiola has served as a Senior Vice President of the Company since May 1997. From 1993- May 1997 Mr. Raiola served as a Senior Vice President of Island Mortgage Network. Mr. Raiola has over 30 years experience in the mortgage banking and financial services industry. Mr. Raiola earned a B.A. in Economics from New York University in 1984

         James Britton has served as a Senior Vice President of the Company since May 1997. From 1996 to May 1997 Mr. Britton served as a Senior Vice President of Island Mortgage Network. From 1994 to 1996 Mr. Britton served as Regional Manager of Patriot Mortgage Co. From 1993 to 1994 Mr. Britton served as Regional Manager of Affinity National Mortgage.

         Patrick A. Reilly has served as the Secretary and General Counsel of the Company since 1997. From 1993 to 1996 Mr. Reilly worked as an attorney for Avis, Inc. specializing in environmental, employment and discrimination litigation, divestiture and mergers and acquisitions. Mr. Reilly graduated from Hofstra University School of Law in 1982.



         Jerry Dugan was elected to the Company's Board of Directors in May 1998. From 1986 to 1998 Mr. Dugan has served as President and Chief Executive Officer of Advance Lamp Technologies Inc. Mr. Dugan received a B.B.A. from the University of Houston in 1963.

         Robert J. Knickman was elected to the Company's Board of Directors in July 1998. From 1980 to the present, Mr. Knickman has served as the President of Knickman Associates, Inc. a company which owns, develops and manages commercial real estate. From 1994 to the present he has been a partner of Lark Property Management, Inc., a company which manages bank owned properties and real estate in foreclosure and receivership. From 1996 to the present Mr. Knickman has served as the President of Know Lead, Inc., a lead and asbestos inspection and consulting firm. From 1997 to the present he has served as the Chief Operating Officer of Network Title Agency Corp. a full-service title agency. Mr. Knickman is a New York State licensed real estate broker and a registered mortgage broker licensed by the New York State Banking Department.



         Directors of the Company are elected for one year terms or until their successors are elected, and officers serve at the pleasure of the Board of Directors.

Compensation of Directors

         The Company has not paid and does not presently propose to pay compensation to any director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings.

                                      (27)

Executive Compensation

         The following table sets forth certain information regarding compensation paid by the Company during each of the last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who earned in excess of $100,000.

                           Summary Compensation Table
-------------------------------------------------------------------------------------------------------------


                                Annual                                               Long Term
                                Compensa-                                            Compensa-
                                tion                                                 tion
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                                     Securities
                                                           Other        Restricted   Underlying
                                                           annual       stock        Options/       LTIP
Name and                                        Bonus ($)  compensation award(s)     SARs (#)       Payouts
principal position  Year        Salary ($)                              ($)                         ($)
------------------------------------------------------------------------------------------------------------
Edward Capuano      1997        $170,170        0          0            0            0              0
CEO                 1996        $ 52,000        0          0            0            0              0
                    1995        $      0        0          0            0            0              0
------------------------------------------------------------------------------------------------------------

Stock Option Plans

1997 Non-Statutory Stock Option Plan

         The Company established a non-qualified stock option plan providing for the issuance of up to 4,000,000 shares of Common Stock to its directors, officers, key employees and consultants (the "1997 Plan"). To date, the Company has granted directors, officers and key employees an aggregate of 2,200,000 non-qualified stock options, which have been exercised to date, and 75,000 non-qualified stock options to consultants of the Company, at an exercise price of $6.50 per share. Future grants could have an adverse affect on the market price of the Company's securities.

Employee Pension Plan


The Company does not currently have an employee pension plan. The Company does maintain a 401(k) plan which it does not contribute to.

                             PRINCIPAL STOCKHOLDERS

                                      (28)

         The following table sets forth certain information, as of July 6, 1998, and as adjusted to give effect to the Offering, regarding the beneficial ownership of the Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, and each executive officer of the Company, and (iii) by all executive officers, directors of the Company as a group.




Name and                         Number of Shares(2)    Percentage          Percentage
Address(1)                       Beneficially Owned     Before Offering     After Offering
----------                       ------------------     ---------------     --------------
Edward R. Capuano                   17,563,057               69.7%                 68.5%

Cindy L. Eisle                           2,164                 *                     *

James Richmond                           1,163                 *                     *

Pargie Raiola                             -0-                -0-                    -0-

James Britton                             -0-                -0-                    -0-

Patrick A. Reilly                         -0-                -0-                    -0-

Jerry Dugan                               -0-                -0-                    -0-

Robert J. Knickman                        -0-                -0-                    -0-

All officers and directors
as a group (8 persons)              17,566,384               69.7%                 68.5%


* less than one percent
------

                                      (29)

                              CERTAIN TRANSACTIONS

Managerial and Financial Control

         On May 5, 1997, the Company acquired all the capital stock of Donald Henig, Inc. ("DHI") from IMN Equities for 20,421,700 shares of common stock. This acquisition enables IMN Equities to have majority managerial and financial control in the decision making process of the Company.

Issuance of Stock

         On September 30, 1996, the Company issued 326,000 shares of common stock in consideration for the payment on its behalf of $16,900 in expenses by its president.

Sale of C.S. Amsterdam Realty, Inc.

         DHI sold C.S. Amsterdam Realty, Inc., one of its subsidiaries to a related party. The related party is a minority shareholder (less than 5% non-voting) of the parent company.

         The collateral underlying a company asset is encumbered by a security interest for a liability of a related party. The related party is a minority shareholder (less than 5% non-voting) of the parent company.

         DHI was involved in advances to and from the following related entities. In addition, many of these companies were charged for their share of adminstrative costs, which totaled $218,032.

         1) C.S. Amsterdam Realty, Inc. - Owned by a minority shareholder (less than 5% non-voting) of the parent company.

         2) The Best Mortgage Services of America, Inc. - Was a subsidiary of DHI until December 24, 1996.

         3) UCMC Consulting Corp. - Owned by a majority shareholder of the parent and an employee of DHI.

         4)   First Equities Corp. - Formerly parent of DHI.

         5)   Edward Capuano - Majority shareholder of DHI.

         6) Wireless Mexicano, Inc. - Owned by a minority shareholder (less than 5% non-voting) of DHI.

         7) Network Title Agency Corporation - 75% owned by a minority shareholder (less than 5% non-voting) of DHI.

                                      (30)

         8) The Skulsky Trust - The trustee is an employee of DHI and the trust's beneficiary is a minority shareholder (less than 5% non-voting) of DHI.

         DHI and these related parties agreed to an assignment of their intercompany balances. As of March 31, 1997, DHI owed $1,561,993 to the Skulsky Trust.
                                      (31)

                            DESCRIPTION OF SECURITIES

         The following description of certain matters relating to the securities of the Company does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's articles of incorporation ("Articles of Incorporation") and bylaws (the "Bylaws").

General


         The Company is authorized by its Articles of Incorporation to issue an aggregate of 50,000,000 shares of Common stock, $.001 par value per share, and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). As of the date of this Prospectus, an aggregate of 25,195,784 shares of Common Stock were issued and outstanding. One thousand ninety (1,090) shares of the authorized Preferred Stock are issued and outstanding as Series A Convertible Preferred Stock. Three thousand one hundred and fifty (3,150) shares of the authorized Preferred Stock are issued and outstanding as Series B Convertible Preferred Stock. The Company intends to issue an additional 1,575 shares of Series B Convertible Preferred Stock. All outstanding shares of Common Stock are of the same class, and have equal rights and attributes.


Common Stock


         The Company is authorized to issue 45,000,000 shares of Common Stock, $.001 par value per share. As of the date of this Prospectus there are 25,195,784 shares of Common Stock outstanding. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of the Company and holders of the remaining shares by themselves cannot elect any directors. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and nonassessable.


Preferred Stock


         The Company is authorized to issue up to 5,000,000 shares of "blank check" preferred stock. The Company issued 1,100 shares of Series A Convertible Preferred Stock 1,090 shares of which are currently outstanding and 3,150 shares of Series B Convertible Preferred Stock all of which is currently outstanding. The Company intends to issue an additional 1,575 shares of Series B Convertible Preferred Stock. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and designations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of


                                      (32)
such Preferred Stock is that the Company's Board of directors alone may authorize the issuance of preferred stock which could have the effect of making more difficult or discouraging an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means.

         Section 203 of the Delaware Corporation Law prohibits a publicly held Delaware corporation form engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

Series A Preferred Stock



         The Company has 1,090 shares of Series A Convertible Preferred Stock outstanding. Each share of Series A Convertible Preferred Stock (based on a value of $1,000 per share plus accrued dividends and interest thereon) is convertible into shares of Common stock at 78% of the average closing bid price for the five consecutive trading days prior to the conversion date of a share of Common Stock as quoted on the OTC Electronic Bulletin Board at any time after April 10, 1998 at the option of the holder. The Series A Preferred Stock is automatically convertible into Common Stock on December 31, 1999. The Series A Preferred Stock pays a 6% annual dividend, payable quarterly in arrears, cash or freely tradeable Common Stock at the option of the Company. Each share has a liquidation value of $1,000 plus any accrued but unpaid dividends. The shares rank senior to all classes or series of stock unless otherwise approved by the holders of a majority of the Series A Convertible Preferred Stock holders or such class or series of stock is issued in a transaction which results in aggregate cash proceeds of $3 million, except as otherwise required by law or expressly provided herein, shares of Series A Preferred Stock shall not be entitled to vote on any matter. The affirmative vote or consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Company's Restated Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series A Preferred Stock, or (2) the creation and issuance of any senior stock or Parity stock unless the shares thereof are issued in a transaction which results in aggregate cash proceeds to the Company from the sale of such shares equal to at least $3 million. In addition, the holders of the Series A Convertible Preferred Stock have piggyback and demand registration rights with respect to the Common stock

                                      (33)
issuable upon exercise of the Series A Convertible Preferred Stock.

Series B Preferred Stock

         The Company has 3,150 shares of Series B Convertible Preferred Stock outstanding. Each share of Series B Convertible Preferred Stock (based on a value of $1,000 per share plus accrued dividends and interest thereon) is convertible into shares of Common Stock at the lesser of (a) 75% of the average closing bid price of the Common Stock during the period of five trading days immediately preceding the date of conversion, or (b) $4.85 per share of Common Stock. 1,575 shares of the Series B Convertible Preferred Stock is automatically convertible into Common Stock on February 20, 2000, and 1,575 shares on March 31, 2000. The Series B Preferred Stock pays an 8% annual dividend payable semi-annually and shall be payable in cash or shares of Common Stock at the Company's option. Each share has a liquidation value of $1,000 plus accrued but unpaid dividends. The Series B Preferred Stock holders shall have no right to vote on any matter affecting the Company, except as provided by law. The Company is taking steps to amend the Certificate of Designation of the Series B Convertible Preferred Stock to provide for the issuance of an additional 1,575 shares.

Warrants

         The Company has an aggregate of 388,000 warrants outstanding, of which 55,000 are exercisable at $3.00 per share, 33,000 are exercisable at $3.60 per share, 150,000 are exercisable at $4.80 per share and 150,000 are exercisable at $4.92 per share. The Company intends to issue an additional 150,000 Warrants exercisable at $4.80 per Warrant. All of the warrants are exercisable for a period of three years commencing between December 31, 1997 and April 1, 1999.


Delaware Anti-Takeover Law

         Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law") generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (iii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans, (iv) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder, or (v) the majority of the corporation's stockholders adopt an amendment to the corporation's certificate of incorporation electing not to be governed by the Delaware anti-takeover law, such amendment not being effective for 12 months following its adoption and not applicable to any business combination between the corporation and a stockholder who became an interested stockholder after its adoption. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.

Personal Liability of Directors

         The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. The Company's Certificate of Incorporation includes such a provision eliminating the personal liability of directors to the Company and its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or
(iv) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are also not insulated from liability for claims arising under the federal securities laws. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

                                      (34)

         The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors, officers and agents to the fullest extent permitted by the Delaware General Corporation Law. The Company does not have directors' and officers' liability insurance but may secure such insurance in the future. Furthermore, the Company may enter into indemnity agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

Transfer Agent

         The Transfer Agent for the Common Stock of the Company is American Stock Transfer & Trust Company.

                                      (35)

                         SHARES ELIGIBLE FOR FUTURE SALE

         No assurance can be given as to the effect, if any, that future sales of Common Stock will have on the market price of Common Stock. Of the Company's shares of Common Stock currently outstanding, 17,573,482 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. Subject to compliance with the notice and manner of sale requirements of Rule 144 and provided that the Company is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, a person who beneficially owns restricted shares for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. As of the date of this Prospectus, 17,566,384 shares of Common Stock, held by beneficial owners, are eligible for sale pursuant to Rule
144. In addition to the Convertible Preferred Stock, the Company has an aggregate of 1,090 shares of Series A Preferred Stock outstanding which are convertible into shares of Common Stock. See "Description of Securities--Series A Convertible Preferred Stock." The Company has filed a registration statement under the Act, registering the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock prevailing at the time of any sales. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market for the Common stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                      (36)

                            SELLING SECURITY HOLDERS

         The table below sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Security Holders and as adjusted to give effect to the sale of the Shares offered herein.


         On February 20, 1998 Sovereign Partners LP and Settendown Capital acquired 1,500 and 75 shares of Series B Convertible Preferred Stock, respectively, and 75,000 warrants each, each warrant exercisable at $4.80 per warrant. On March 31, 1998 Thomas Kernaghan & Co., Ltd., Gerald Alexander and William F. Palla acquired 1,540, 20 and 15 shares of Series B Convertible Preferred Stock, respectively. On March 31, 1998 Excaliber Limited Partnership, Dominion Capital Fund Ltd., Canadian Advantage Limited Partnership, Gerald Alexander and William F. Palla acquired 33,333, 46,667, 20,000, 25,000 and 25,000 warrants, respectively, exercisable at $4.92 per warrant. The shares of Preferred Stock issued on February 20, 1998 are convertible after May 6, 1998, and the shares of Preferred Stock issued on March 31, 1998 are convertible after June 14, 1998, each into the number of shares of Common Stock equal to the quotient obtained by dividing (i) the sum of $1,000, (ii) accrued and unpaid dividends, and (iii) accrued and unpaid interest on dividends by (a) 75% of the average closing bid price of a share of Common Stock for the five consecutive trading days ending on the trading day prior to the date of conversion, or (b) $4.85 per share, whichever is less. The foregoing conversion price is subject to adjustment in certain circumstances. In addition Sovereign Partners LP and Settendown Capital intend to acquire 1,500 and 75 shares of Series B Convertible Preferred Stock, respectively, and 75,000 warrants each, each warrant exercisable at $4.80 per warrant.



                                    Beneficial Ownership     Shares of            Beneficial Ownership
                                    of Common Stock          Common Stock         of Common Stock
Selling Security Holders (3)        Prior to Sale (1)        to be sold (1)       After Sale (2)
----------------------------        -----------------        --------------       --------------
Excaliber Limited Partnership           33,333                     33,333               -0-

Canadian Advantage
  Limited Partnership                   20,000                     20,000               -0-

Dominion Capital Fund Ltd.              46,667                     46,667               -0-

Thomas Kernaghan & Co., Ltd.         1,835,628                  1,835,628               -0-

Gerald Alexander                        48,839                     48,839               -0-

William F. Palla                        42,880                     42,880               -0-

Sovereign Partners LP                3,725,898                  3,725,898               -0-

Settendown Capital                     328,795                    328,795               -0-


---------

(1) The number of shares of Common Stock shown as beneficially owned and offered by the Selling Security Holders represents the number of shares which the Company has initially agreed to register. Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock offered by the Selling Security Holders hereby and included in the Registration Statement of which this Prospectus is a part also includes such presently indeterminate number of additional shares as may be issued on conversion of the Preferred Stock and in payment of dividends thereon pursuant to the provisions of the Certificate of Designations of the Preferred
     Stock regarding determination of the applicable conversion price and the dividend calculation rate. Accordingly, the actual number of shares of Common Stock issued or issuable upon the conversion of the Preferred Stock and the payment of dividends thereon is subject to adjustment depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market prices of the Common Stock and the payment of dividends on the Preferred Stock in additional shares of Common Stock. Pursuant to the terms of the Certificate of Designations governing the Preferred Stock,

                                      (37)
     the Preferred Stock is convertible by each holder thereof and dividends are payable in Common Stock only to the extent that the number of shares of Common Stock then beneficially owned by such holder and its related persons (not including shares underlying unconverted shares of Preferred Stock or unexercised Warrants) would not exceed 4.9% of the then outstanding shares of Common Stock as determined in accordance with Sections 13(d) and 16 of the Exchange Act. Accordingly, the number of shares of Common Stock set forth for the Selling Security Holder may exceed the actual number of shares of Common Stock that the Selling Security Holder could own beneficially at any given time through its ownership of the Preferred
     Stock and the warrants. The above number assume that the Selling Security Holders will exercise the warrants for cash. If the Selling Security Holders use the cashless exercise alternative, the actual number of shares of Common Stock issued will be fewer, depending on the market value of the underlying shares of Common Stock immediately prior to exercise.


(2)  Assumes all of the Shares offered are sold.


(3) Although certain of the Selling Security Holders share a common advisor, they each disclaim beneficial ownership of the securities held by the other Selling Security Holders. Sovereign Partners L.P. waived their right of first refusal to purchase an additional 1,500 shares of Series B Convertible Preferred Stock for the transaction effected on March 31, 1998. The parties have agreed to amend the Certificate of Designations of the Series B Convertible Preferred Stock to provide for an additional 1,575 shares. The shares of Common Stock underlying such additional 1,575 shares as well as the 150,000 warrants are being registered herein.



(4) Includes 1,500 and 75 shares of Series B Convertible Preferred Stock which Sovereign Partners L.P. and Settendown Capital intend to acquire, respectively, and 75,000 warrants each.

         The Selling Security Holders and their respective officers and directors have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

         In recognition of the fact that the Selling Security Holders may wish to be legally permitted to sell its Shares when it deems appropriate, the Company agreed with the Selling Security Holders to file with the Commission, under the Securities Act, a Registration Statement on Form SB-2, of which this Prospectus forms a part, with respect to the resale of the Shares, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Security Holders.

                                      (38)

                              PLAN OF DISTRIBUTION

         The Shares offered hereby by the Selling Security Holders may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such pledges, donees, transferees and other successors in interest will be deemed "Selling Security Holders" for purposes of this Prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market (including the OTC Electronic Bulletin Board), in privately negotiated transactions, through the writing of private options on the Shares, or otherwise at market prices then prevailing or at prices related to the then-current market price, at fixed prices that may be changed, or at negotiated prices. The Shares may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the Selling Security Holders and purchasers. In addition, the Selling Security Holders may, from time to time, sell short the common stock, and in such instances, this Prospectus may be delivered in connection with such short sale and the Shares offered hereby may be used to cover such short sale.

         Transactions involving brokers or dealers may include, without limitation, (a) ordinary brokerage transactions, (b) transactions in which the broker or dealer solicits purchasers, (c) block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and (d) purchases by a broker or dealer as a principal and resale by such broker or dealer for its account. In effecting sales, brokers and dealers engaged by the Selling Security Holders or the purchasers of the Shares may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Shares for whom such broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). The Selling Security Holders and such brokers and dealers who act in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.


         The Company is bearing all costs relating to the registration of the Shares other than certain fees and expenses, if any, of counsel or other advisors to the Selling Security Holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the Shares will be borne by the Selling Security Holders, the purchasers participating in such transaction, or both. None of the proceeds from the sale of the Shares by the Selling Security Holders will be received by the Company, except for the exercise price of the warrants. The Company and the Selling Security Holders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act.


         Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under such Rule rather than pursuant to this Prospectus.


                                      (39)

                                  LEGAL MATTERS

         The legality of the Common Stock offered by this Prospectus will be passed upon for the Company by Gersten, Savage, Kaplowitz & Fredericks, LLP, New York, New York.


                                     EXPERTS


         The consolidated financial statements of IMN Financial Corp., formerly NGT Enterprises, Inc. and its Subsidiaries at December 31, 1997, and for the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Werblin, Cassucio & Moses, P.C., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement under the Act with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and references is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements made through the Electronic Data Gathering Analysis and Retrieval system are publicly available through the Commission's web site at http://www.sec.gov.


                                      (40)

                       INDEMNIFICATION FOR ACT LIABILITIES

         The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Company proposes to obtain a directors and officers insurance and company reimbursement policy. The policy, if obtained, would insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company.

         Insofar as indemnification for liabilities arising under the Act may be provided to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      (41)

IMN FINANCIAL CORP.

INDEX TO FINANCIAL STATEMENTS


                                                                                            Page
                                                                                            ----
Report of Independent Auditor's...........................................................   F-2

Consolidated Statement of Financial Position - December 31, 1997..........................   F-3

Consolidated Statements of Income for the years ended December 31, 1997
   December 31, 1996......................................................................   F-5

Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1997 and December 31, 1996................................................   F-6

Consolidated Statement of Cash Flows for the years ended December 31, 1997
   and December 31, 1996..................................................................   F-9

Notes to Consolidated Financial Statements................................................  F-12

IMN Financial Corp. Financial Statements (unaudited)......................................  F-34

Condensed Consolidated Balance Sheets for the Three Months ended
   March 31, 1998 and March 31, 1997......................................................  F-35

Condensed Consolidated Statement of Income for the Three Months ended
   March 31, 1998 and March 31, 1997......................................................  F-37

Condensed Consolidated Statement of Cash Flows for the Three Months ended
   March 31, 1998 and March 31, 1997......................................................  F-38

Condensed Consolidated Statement of Retained Earnings.....................................  F-39

Notes to Financial Statements.............................................................  F-41

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
IMN Financial Corp. and Subsidiaries


We have audited the accompanying consolidated statement of financial position of IMN Financial Corp. (formerly NGT Enterprises, Inc.) and Subsidiaries as of December 31, 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IMN Financial Corp. and Subsidiaries as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.



WERBLIN, CASUCCIO & MOSES, P.C.

Syosset, New York
March 24, 1998
                                     F-2

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                  Consolidated Statement of Financial Position
                                  December 31,

                                                          1997      1996
                                                      -----------   ----
         ASSETS
           Cash                                       $ 2,027,738    $0
           Mortgage Inventory                          44,152,619     0
           Points, Fees and Other Receivables           2,496,389     0
           Subscription Receivable                      2,000,000     0
           Investments                                  7,705,025     0
           Prepaid Expenses                             1,982,735     0
           Mortgage Receivable                          2,276,636     0
           Property and Equipment (Net of $228,636
             Accumulated Depreciation)                  1,315,080     0
           Intangible Assets (Net of $312,621
             Accumulated Amortization)                  8,458,395     0
           Other Assets                                   267,692     0
                                                      -----------    --
               TOTAL ASSETS                           $72,682,309    $0
                                                      ===========    ==

            See accompanying independent auditor's report and notes.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                  Consolidated Statement of Financial Position
                                  December 31,

                                                           1997         1996
                                                       -----------    --------
LIABILITIES
  Accounts payable and accrued expenses                $ 5,219,984    $      0
  Warehouse Lines of Credit                             43,652,500           0
  Borrowers Escrow Funds                                   777,364           0
  Capital Lease Obligations                                211,662           0
  Notes Payable                                          1,133,317           0
  Deferred Income                                          590,081           0
  Due to Related Party                                   4,920,813       1,500
  Deferred Income Taxes                                  3,254,624           0
                                                       -----------    --------
    TOTAL LIABILITIES                                   59,760,345       1,500

STOCKHOLDERS' EQUITY
  Preferred Stock - 5,000,000 shares, $.001 par
    value authorized, 1,100 shares outstanding                   1           0
  Common Stock - 45,000,000 shares, $.001 par
    value authorized; 31,764,107 shares outstanding         31,764         426
  Paid-in Capital                                       17,693,293      16,867
  Stock subscription receivable                         (4,141,600)          0
  Unrealized Gain on Available-for-Sale
    Securities                                             355,294           0
  Retained Earnings                                     (1,016,788)    (18,793)
                                                       -----------    --------
    TOTAL STOCKHOLDERS' EQUITY                          12,921,964      (1,500)
                                                       -----------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $72,682,309    $      0
                                                       ===========    ========

            See accompanying independent auditor's report and notes.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                        Consolidated Statements of Income
                            Years Ended December 31,

                                                     1997         1996
                                                 -----------    --------
       OPERATING INCOME
         Points, Fees and Premium Income         $11,419,801    $      0
         Interest Income                           1,367,996           0
                                                 -----------    --------
         Total Operating Income                   12,787,797           0

       OPERATING EXPENSES
         General and Administrative Expenses      11,451,884      18,400
         Interest Expense                          1,044,281           0
         Depreciation                                142,998           0
         Amortization of Acquisition Goodwill        146,029           0
         Acquisition Expenses                        972,601           0
                                                 -----------    --------
         Total Operating Expenses                 13,757,793           0
                                                 -----------    --------

       INCOME (LOSS) FROM OPERATIONS                (969,996)    (18,400)
       PROVISION FOR INCOME TAXES                     27,999           0
                                                 -----------    --------
       NET INCOME (LOSS)                         $  (997,995)   $(18,400)
                                                 ===========    ========
       Basic Earnings (Loss) per share               (0.0986)    (0.0173)
                                                 ===========    ========
       Diluted Earnings (Loss) per share             (0.0986)    (0.0173)
                                                 ===========    ========

            See accompanying independent auditor's report and notes.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                 Consolidated Statement of Stockholders' Equity
                     Years Ended December 31, 1997 and 1996

                                                                                  Unrealized
                                                                                   Gain on
               Common    Common   Preferred  Preferred  Additional      Stock     Available-
               Stock      Stock     Stock      Stock      Paid-In   Subscription   For Sale   Retained
    Date      (Shares)     ($)     (Shares)     ($)       Capital    Receivable   Securities  Earnings    Totals
-----------  ----------  -------  ---------  ---------  ----------  ------------  ----------  --------  ----------
     1/1/96   3,931,199  $   393                        $        0                            $   (393) $        0
    9/30/96    Net Loss                                               Net Loss                 (16,900)    (16,900)
    9/30/96     326,000       33                            16,867                                          16,900
             ----------  -------  ---------  ---------  ----------    --------       ----     --------  ----------
              4,257,199      426                            16,867           0         0       (17,293)          0

   12/31/96    Net Loss                                          0    Net Loss                  (1,500)     (1,500)
             ----------  -------  ---------  ---------  ----------    --------       ----     --------  ----------
              4,257,199      426                            16,867           0         0       (18,793)     (1,500)

(1) 5/05/97  (3,192,900)     638                              (638)                                              0
(2) 5/05/97  20,221,700   20,222                         6,727,582                                       6,747,804
(3) 5/19/97   1,100,000    1,100                         3,298,900                                       3,300,000
(4) 6/04/97     200,000      200                              (200)                                              0
(3) 6/24/97   1,100,000    1,100                         3,298,900                                       3,300,000
(5) 8/01/97     144,906      145                           961,017                                         961,162
(6) 9/16/97     110,344      110                           399,887                                         399,997

            See accompanying independent auditor's report and notes.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                 Consolidated Statement of Stockholders' Equity
                     Years Ended December 31, 1997 and 1996

                                                                                      Unrealized
                                                                                       Gain on
                                                                                      Available-
                  Common     Common  Preferred  Preferred   Additional      Stock        For
                  Stock       Stock    Stock      Stock       Paid-In   Subscription     Sale       Retained
   Date          (Shares)      ($)    (Shares)     ($)        Capital    Receivable   Securities    Earnings      Totals
-------------   ----------  -------  ---------  ---------  -----------  ------------  ----------  -----------  ------------
 (7)  9/18/97       16,667       17                             63,484                                               63,501
 (8) 12/02/97      461,538      462                          1,383,658                                            1,384,120
 (9) 12/22/97       11,320       11                             36,779                                               36,790
(10) 12/17/97    7,000,000    7,000                             (7,000)                                                   0
(11) 12/30/97      333,333      333                            999,667                                            1,000,000
(12) 12/31/97                          1,100         1       1,099,999                                            1,100,000
(13)                                                          (636,500)                                            (636,500)
(14)                                                            50,891                                               50,891
(15)                                                                 0                  355,294                    355,294
(16)                                                                 0   (4,141,600)                            (4,141,600)
     12/31/97     Net Loss                                           0     Net Loss                  (997,995)    (997,995)
                ----------  -------    -----        --     -----------  -----------    --------   -----------  -----------
                31,764,107  $31,764    1,100        $1     $17,693,293  $(4,141,600)   $355,294   $(1,016,788) $12,921,964
                ==========  =======    =====        ==     ===========  ===========    ========   ===========  ===========

            See accompanying independent auditor's report and notes.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                 Consolidated Statement of Stockholders' Equity
                     Years Ended December 31, 1997 and 1996

Notes

 (1) Stock split preceding transaction #2 (below).

 (2) Common shares issued, valued at book value (Note 2), Island Mortgage Network, Inc. acquisition.

 (3) Common shares issued, valued at $3.00 per share (Note 9), options exercised.

 (4) Common shares issued, valued at par, expenses related to (2) above.

 (5) Common shares issued, valued at $6.63 (Note 2), Green Shield Mortgage Corp. acquisition.

 (6) Common shares issued, valued at $3.63 (Note 2), Bay City Mortgage Corp. acquisition.

 (7) Common shares issued, valued at $3.81 (Note 2), Senko Financial Services acquisition.

 (8) Common shares issued, valued at $3.00 (Note 2), American National Mortgage Corp. acquisition.

 (9) Common shares issued, valued at $3.25 (Note 2), Jefferson Financial Corp. acquisition.

(10) Issuance of Treasury Stock to the Company at par value.

(11) Common shares issued, valued at $3.06 (Note 2), 1st Potomac Mortgage Corp. acquisition.

(12) Issuance of Preferred Shares, sold at $1,000 per share.

(13) Consulting fees on items (3) and (12) above.

(14) Options valued - SFAS Statement No. 123.

(15) Market value adjustment - SFAS Statement No. 115

(16) Restatement of subscriptions receivable - Common stock.

            See accompanying independent auditor's report and notes.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                      Consolidated Statements of Cash Flows
                            Years Ended December 31,

                                                          1997          1996
                                                      -----------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss)                                   $  (997,995)    $(18,400)
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                         439,909            0
    Value of options                                       50,891            0
    Market value adjustment on foreclosed real estate      63,750            0
  Change in assets and liabilities:
    Increase in points, fees and other receivables     (1,385,116)           0
    Increase in prepaid expenses                         (485,646)           0
    Increase in other assets                             (237,270)           0
    Decrease in accounts payable and accrued expenses  (1,308,427)           0
    Increase in borrowers escrow funds                    124,211            0
    Increase in deferred income                            66,978            0
                                                      -----------     --------
  Total adjustments                                    (2,670,720)           0
                                                      -----------     --------
  Net cash provided (used) by operating activities     (3,668,715)     (18,400)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in real estate development partnership       (25,000)           0
  Purchase of property and equipment                     (282,377)           0
  Mortgages originated (net of those sold)             (2,508,157)           0
  Advances (or allocations) to related parties (net)   (1,734,373)           0
  Disbursement of cash for acquisitions                (1,516,672)           0
  Receipt of cash through acquisitions                  1,720,555            0
                                                      -----------     --------
  Net cash provided (used) by investing activities     (4,346,024)           0
                                                      -----------     --------

            See accompanying independent auditor's report and notes.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                      Consolidated Statements of Cash Flows
                            Years Ended December 31,

                                                           1997          1996
                                                       -----------     -------
  CASH FLOWS FROM FINANCING ACTIVITIES:
    Sale of common stock                                         0      18,400
    Underwriting expenses                                 (636,500)          0
    Sale of preferred stock                              1,100,000           0
    Payment of notes payable and capital leases            (42,989)          0
    Collection of stock subscriptions                      458,400           0
    Net proceeds from warehouse line of credit           9,142,087           0
    Collection of mortgage receivable                       21,479           0
                                                       -----------     -------
    Net cash provided (used) by financing activities    10,042,477      18,400
                                                       -----------     -------
    Net increase (decrease) in cash and equivalents      2,027,738           0

  CASH AND CASH EQUIVALENTS - January 1                          0           0
                                                       -----------     -------
  CASH AND CASH EQUIVALENTS - December 31              $ 2,027,738     $     0
                                                       ===========     =======

            See accompanying independent auditor's report and notes.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                      Consolidated Statements of Cash Flows
                            Years Ended December 31,

                                                       1997      1996
                                                   -----------   ----
       SUPPLEMENTAL DISCLOSURES:
         Interest Paid                             $ 1,417,930    $0
                                                   ===========    ==
         Income Taxes Paid                         $     6,306    $0
                                                   ===========    ==
       SUPPLEMENTAL DISCLOSURES OF NON-CASH
        INVESTING AND FINANCING ACTIVITIES:
         Equipment acquired through capital
          lease obligations                        $   100,246    $0
                                                   ===========    ==
         Stock issued for subscriptions            $ 6,600,000    $0
                                                   ===========    ==
         Stock and assets used for acquisitions    $10,739,317    $0
                                                   ===========    ==
         Increase in Market Value of
          Available-for-Sale Securities            $   355,294    $0
                                                   ===========    ==

            See accompanying independent auditor's report and notes.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The financial statements presented herein are of IMN Financial Corp. (formerly NGT Enterprises Inc.) and Subsidiaries.

IMN Financial Corp. (the Company) was incorporated under the laws of the State of Delaware on October 13, 1982 as Nuclear & Genetic Technology, Inc. The Company changed its name to NGT Enterprises Inc. and then to IMN Financial Corp., in conjunction with the reorganization described below. The Company was considered to be a development stage company since December 1, 1992, with no operating history. After its reorganization, the Company began operating in the financial services field, through its subsidiaries, as described in the following paragraphs.

Island Mortgage Network, Inc. ("Island"), a wholly owned subsidiary acquired on May 5, 1997, was incorporated under the laws of the State of New York on December 1, 1992. It operates under the D/B/As "Island Mortgage Network" and "Reliance Mortgage Network". Its principal business activity is the origination and sale of residential mortgage loans. Presently, all mortgages are either table funded, funded through company resources or funded through the Company's warehouse lines of credit. Virtually all loans are closed subject to a binding purchase agreement with an investor and sold shortly after closing. The Company does not perform any loan servicing activities. The Company received its New York State mortgage banker's license on May 12, 1994. It holds additional licenses in the states of Connecticut, New Jersey, New Mexico, Pennsylvania, Florida, Texas, North Carolina, Missouri, Virginia, Maryland, Georgia, Illinois and California. As of the date of this report, the Company has applied for its mortgage banking licenses in a number of additional states. It is the Company's intention to continue its expansion nationally. The Company is approved to participate in FHA and Freddie Mac programs.

Green Shield Mortgage Corp. ("Green Shield") , a wholly owned subsidiary acquired on August 1, 1997, was incorporated under the laws of the State of New Jersey on December 3, 1996. Its principal business activity is that of a mortgage banker, consisting of the origination and sale of residential mortgage loans secured by one to four family residences. It holds mortgage bankers' licenses in the states of New Jersey and Pennsylvania. Green Shield is approved to participate in FHA programs.

Citizens Mortgage Service Company ("Citizens"), a wholly owned subsidiary acquired on September 5, 1997, was incorporated under the laws of the State of Pennsylvania on April 10, 1973. Its principal business activity is that of a full service mortgage banker, consisting of the origination and sale of residential mortgage loans secured by one to four family residences. It holds mortgage bankers' licenses in the states of New Jersey, Pennsylvania and Delaware. Citizens is approved to participate in FHA, Fannie Mae, GNMA and Freddie Mac programs.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Organization (Cont'd)

First Equities Service Corp. ("Service") , a wholly owned subsidiary acquired on May 5, 1997, was incorporated under the laws of the State of New York on January 24, 1997. Its principal business activity is participation in real estate development projects through financing efforts. It is presently servicing the same states serviced by Island Mortgage Network, Inc.

First Equities Commercial Corp. ("Commercial"), a wholly owned subsidiary acquired on May 5, 1997, was incorporated under the laws of the State of New York on January 23, 1997. Its principal business activity is that of a commercial real estate broker. It is presently servicing the same states serviced by Island Mortgage Network, Inc.

1st Potomac Mortgage Corporation ("Potomac"), a wholly owned subsidiary acquired on December 30, 1997, was incorporated under the laws of the State of Virginia on December 28, 1989. Its principal business activity is that of a mortgage banker, consisting of the origination and sale of residential mortgage loans secured by one to four family residences. It holds mortgage bankers' licenses in the states of Virginia, North Carolina and Maryland. Potomac is approved to participate in FHA programs.

American National Mortgage Corporation ("ANMC"), a wholly owned subsidiary acquired on December 2, 1997, was incorporated under the laws of the State of New Jersey on May 18, 1990. Its principal business activity is that of a mortgage banker, consisting of the origination and sale of residential mortgage loans secured by one to four family residences. ANMC is approved to participate in FHA and Fannie Mae programs.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of IMN Financial Corp. and its wholly owned subsidiaries, Island Mortgage Network, Inc., Green Shield Mortgage Corp., Citizens Mortgage Service Company, First Equities Service Corp., First Equities Commercial Corp., 1st Potomac Mortgage Corporation and American National Mortgage Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

Reorganization

In September 1996, Island, its shareholders and First Equities Corp. ("First Equities") entered into an agreement wherein a reverse acquisition was effectuated. As a result, the shareholders of Island received shares of First Equities Corp. on a pro-rata basis, in exchange for their shares in Island, and Island became a subsidiary of First Equities.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Reorganization (Cont'd)

On April 1, 1997, First Equities entered into an agreement with IMN Equities, Inc. whereby First Equities transferred certain assets (100% of the outstanding stock of Island, 100% of the outstanding stock of Service and 100% of the outstanding stock of Commercial, along with 141,176 shares of Aristocrat Endeavor Fund, Ltd.) to IMN Equities, Inc., in exchange for 16,760,628 shares of IMN Equities, Inc. common stock and 5,001 shares of IMN Equities, Inc. preferred stock.

On May 5, 1997, IMN Equities, Inc. entered into an agreement with the Company, whereby IMN Equities Inc. transferred certain assets (100% of the outstanding stock of Island, 100% of the outstanding stock of Service, 100% of the outstanding stock of Commercial, and its holdings in the Aristocrat Endeavor Fund, Ltd.) to IMN, in exchange for 20,221,700 shares of the Company's common stock with a value equal to the book value of the assets received, in accordance with SEC reverse acquisition rules.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

Mortgage Inventory

The Company presents its mortgage inventory as discussed in "Fair Value of Financial Instruments". As of the date of this report, substantially all of the December 31, 1997 mortgage inventory has been sold. Mortgage inventory secures the related warehouse lines of credit (Note 7).

Accounts Receivable

Management has analyzed accounts receivable at December 31, 1997 and considers all accounts to be currently collectible. Therefore, no provision has been made for uncollectible accounts. As of the date of this report, substantially all of the accounts receivable have been collected.

Investment securities

Management determines the appropriate classification of investment securities at the time they are acquired, and evaluates the appropriateness of such classification at each balance sheet date. The classification of those securities and the related accounting policies are as follows:

Trading securities: Trading securities are held for resale in anticipation of short-term (generally 90 days or less) fluctuations in market prices. Trading securities, consisting primarily of actively traded equity securities, are stated at fair value. Realized and unrealized gains and losses are included in income.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Investment Securities (Cont'd)

Available-for-sale securities: For the year ended December 31, 1997, the Company has adopted Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). Under the provisions of SFAS 115, certain marketable securities are considered available-for-sale securities. Available-for-sale securities are stated at fair value, and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of stockholders' equity.

Dividends on marketable equity securities are recognized in income when declared. Realized gains and losses are included in income. Realized gains and losses are determined on the basis of the actual cost of the securities sold.

See Note 3 for further details of the Company investments.

Deferred Costs

All direct processing costs associated with mortgages in the Company's pipeline at December 31, 1997 have been deferred. These costs include commissions, processing salaries and related expenses, appraisal fees, credit costs, and other direct expenses.

Commissions paid under a "draw against commission" arrangement have been deferred when the draw exceeds the commission earned.

Property and Equipment

Property and equipment contributed to the Company by a former shareholder are stated at the appraised fair market values at the date of contribution. Property and equipment purchased by the Company are stated at cost.

Depreciation is calculated using straight-line and accelerated methods over the estimated useful lives of the assets.

Acquisition Goodwill

Acquisition Goodwill represents the cost in excess of fair value of identifiable assets of acquired businesses, and is being amortized on a straight line basis over 10 years. The Company annually evaluates whether events and circumstances have occurred subsequent to its acquisition, which may indicate that the remaining useful life of goodwill warrants revision, or that the remaining balance of goodwill may not be recoverable. To make a determination as to whether goodwill has been impaired, the Company estimates the related business segment's discounted future cash flows, and compares it to the remaining life of the goodwill.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Revenue Recognition

All fees are earned and recognized as revenue when the related mortgages close. Premium income is recognized when the related mortgage closes and a binding purchase agreement is effectuated, or after title is transferred, whichever occurs first.

Certain application, commitment and other fees associated with the Company's pipeline as of December 31, 1997, collected during loan processing, give rise to the liability account "deferred income".

Income Taxes

The Company does not anticipate filing a consolidated income tax return with its subsidiaries, however, Island intends to file consolidated tax returns with one or more of its subsidiaries. Therefore, the provision for income taxes provided for herein reflects those taxes currently due on both an individual entity and consolidated basis. The Company and some subsidiaries are changing their tax year-end to December 31, so that consolidated tax returns may be filed in future periods. Deferred tax assets and liabilities with respect to all entities contained herein are described below, and are valued at $0. Therefore, the foregoing tax provision is for current taxes only.

The significant components of the Company's deferred tax assets and liabilities are as follows:

                                                        December 31, 1997
                                                        -----------------
Deferred tax assets:

  Net operating loss carry forwards                        $ 1,770,174
  Valuation allowance                                       (1,770,174)
                                                           -----------

  Net deferred tax assets                                  $         0
                                                           ===========


The acquisitions discussed in Note 2 have been accounted for under the purchase method of accounting. The appreciated assets purchased give rise to the account "Deferred Income Taxes Payable".

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Fair Values of Financial Instruments

SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial position, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions and estimates used, including the discount rate and the estimated future cash flows. In that regard, the resulting fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized by immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying fair value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

Cash and cash equivalents: The carrying amount of cash on hand and money market funds is considered to be a reasonable estimate of fair value.

Mortgage inventory: The fair values of mortgage loans held for sale were estimated by using the actual cost of the loan, as virtually all of the inventory held at December 31, 1997 was sold as of the date of this report. Consistent with the Company's policy on revenue recognition and mandatory commitments to sell, gains or losses are reflected in revenue as presented herein.

Mortgage receivable: As disclosed in Note 4, the mortgage is collateralized and carries an adjustable interest rate which varies with prime. Therefore, the carrying amount is considered to be a reasonable estimate of fair value.

Warehouse financing facilities: This facility has an original maturity of less than 120 days and, therefore, the carrying value is a reasonable estimate of fair value.

Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Recent Pronouncements

The Company has complied with all recent pronouncements which have effective dates preceding the dates relating to these financial statements.

SFAS Statement No. 130, relating to reporting of comprehensive income, and SFAS Statement No. 131, relating to the segments of an enterprise and related information, are both effective for financial statements with years beginning after December 15, 1997. Had SFAS Statement No. 130 been in effect for the year ended December 31, 1997, the Company would have presented a "Statement of Comprehensive Income" along with the statements presented herein. The statement would reflect the unrealized gain on available-for-sale securities of $355,294, as reflected in the stockholders' equity section of the statement of financial position presented herein. SFAS Statement No. 131 would have no effect on the statements presented herein.

Earnings per Share

In accordance with SFAS No. 128, the Company computes basic earnings (loss) per share on a daily weighted average basis, as described in Note 11. Non-diluting earnings (loss) per share are unchanged from basic, as the consideration of any and all options or convertible securities are dilutive.

NOTE 2 - ACQUISITIONS

Pursuant to an acquisition agreement dated August 1, 1997, the Company acquired 100% of the issued and outstanding capital stock of Green Shield. The consideration for this acquisition was 144,906 shares of the Company's common stock, the distribution of a Green Shield note valued at approximately $147,000 and cash of $350,000.

Pursuant to an acquisition agreement dated September 5, 1997, the Company acquired 100% of the issued and outstanding capital stock of Citizens. The consideration for this acquisition was cash of $376,237.

Pursuant to an acquisition agreement dated December 30, 1997, the Company acquired 100% of the issued and outstanding capital stock of Potomac. The consideration for this acquisition was $1,000,000 of the Company's common stock.

Pursuant to an acquisition agreement dated December 2, 1997, the Company and Island acquired 100% of the issued and outstanding capital stock of ANMC. The consideration for this acquisition was 461,538 shares of the Company's common stock, plus short-term financing totaling $230,000 (Note 15).

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 2 - ACQUISITIONS (CONT'D)

Pursuant to several other acquisition agreements, the Company acquired 100% of the issued and outstanding stock of Bay City Mortgage Corp. ("Bay City"), Senko Financial Services Corp. ("Senko"), and Jefferson Financial Corporation ("Jefferson"). The consideration for these acquisitions was 110,344 shares, 16,667 shares, and 11,320 shares of the Company's common stock, respectively. All of the acquisitions were liquidated into the Company, and the operating assets and liabilities transferred to Island.

The Company has not completed its valuation of these purchases (due to certain contingencies), and the purchase price allocations are subject to change when further information becomes available. All acquisitions were accounted for using the "purchase " method of accounting. The results of operations of the acquired entities is included in the statement of income, from the date of acquisition, to December 31, 1997.

         The total purchase price of all the acquisitions is allocated as follows:

         Cash and equivalents                          $  1,441,081
         Mortgage inventory                              21,904,705
         Accounts receivable                                661,628
         Prepaid expenses                                   147,896
         Investments                                      1,664,459
         Property and equipment                             595,140
         Goodwill                                         8,235,157
         Other assets                                       183,833
         Accounts payable and accrued expenses           (2,793,066)
         Warehouse line of credit                       (21,449,095)
         Deferred income                                    (67,949)
         Notes payable                                     (831,336)
         Deferred income taxes payable                   (3,254,623)
         Other liabilities                                 (434,027)
                                                       ------------

             Total allocation of purchase price        $  6,003,803
                                                       ============

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 2 - ACQUISITIONS (CONT'D)

The pro forma unaudited results of operations for the years ended December 31, 1997 and 1996, assuming the acquisitions had occurred on January 1, 1996, are as follows:

                                       Year Ended           Year Ended
                                        12/31/97             12/31/96
                                       ----------           ----------
Revenues                              $ 29,965,037        $ 18,037,250

Expenses                               (34,982,124)        (19,895,884)

Acquisition Goodwill Amortization         (823,515)           (823,515)
                                      -------------       -------------

Net Income (Loss)                     $ (5,840,602)       $ (2,682,149)
                                      =============       =============


NOTE 3 -  INVESTMENTS

Closely-held investments

The Company owns a 5% interest in Mortgage Tech Group, Ltd. This investment was acquired in conjunction with the reorganization of the Company in 1995. The investment is reflected at cost, as no market value information is available (see Note 19 - "Subsequent Events").

The Company owns 100,000 shares of Wireless Mexicano, Inc. ("Wireless"), a related party (Note 13). The investment was acquired in a stock for stock exchange on December 30, 1996, between the Company's former parent, First Equities Corp. and Wireless Mexicano, Inc. The Company valued this exchange utilizing sales of Wireless securities on or about December 30, 1996, to arrive at a market value of $500,000.

The Company owns common and preferred stock of Seasons Mortgage Group, Inc. ("Seasons"). By agreement, this amounts to a 31.25% ownership interest. The Company acquired this stock as part of its acquisition of Potomac. The stock ownership has been transferred to the Company. In conjunction with purchase accounting rules, the stock has been valued at market value at acquisition date. It will be accounted for utilizing the equity method of accounting thereafter.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 3 -  INVESTMENTS (CONT'D)

Available-for-sale securities

The Company owns 235,294 shares of Aristocrat Endeavor Fund, Ltd. The carrying amount of this investment is its fair market value, which is based on the quoted market price at December 31, 1997. The total unrealized holding gain for the year ended December 31, 1997 was $355,294 and is reported as a separate component of stockholders' equity.

NOTE 4 -  MORTGAGE RECEIVABLE

In conjunction with the sale of The Best Mortgage Company of America, Inc., one of Island's former subsidiaries, Island holds a mortgage of $2,300,000 on the underlying vacant land.

The terms of the mortgage provide for equal monthly payments of $15,302, which includes interest thereon at a rate of 7% per annum, for a term of 5 years, based on a 30 year amortization. The unpaid balance is due with the sixtieth monthly payment.

Aggregate maturities of the mortgage receivable at December 31, 1997 are as follows:

          Year ending:         12/31/98      $   25,053
                               12/31/99          26,864
                               12/31/00          28,806
                               12/31/01       2,195,913
                                             ----------

                                             $2,276,636
                                             ==========


NOTE 5 - PROPERTY AND EQUIPMENT

The major categories of property and equipment at December 31, 1997 are as follows:

Furniture, Fixtures and Equipment                       $1,376,989
Furniture, Fixtures and Equipment under Capital
  Leases                                                   321,489
Leasehold Improvements                                     292,776
                                                        -----------
    Total                                                1,991,254
Less: Accumulated Deprecation                             (676,174)
                                                        -----------

    Total Property and Equipment                        $1,315,080
                                                        ===========

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 5 - PROPERTY AND EQUIPMENT (CONT'D)

Depreciation charged to operations, which includes amortization of capital lease obligations, for the year ended December 31, 1997, was $142,988.

Equipment under Capital Leases of $321,489 secure the related financing (see
Note 16 "Capital Lease Obligations").

NOTE 6 - INTANGIBLE ASSETS

The major categories of intangible assets at December 31, 1997 are as follows:

      Acquisition goodwill                $8,235,160
      Other goodwill                         150,000
      Organization costs                     496,106
      Franchise fee                            6,000
                                          ----------
          Total                            8,887,266
      Less: Accumulated Amortization        (428,871)
                                          ----------

          Total Intangible Assets         $8,458,395
                                          ==========

Amortization expense charged to operations during 1997 was $296,153.

NOTE 7 - WAREHOUSE LINES OF CREDIT

The Company has the following warehouse and security agreements:

Island Mortgage Network, Inc.

Island has six warehouse and security agreements under which lines of credit have been established for funding mortgage loans. As of December 31, 1997, the Company had total credit lines of $46,000,000 from the participating lenders. The agreements call for interest to be calculated from a range of prime plus .5% to LIBOR plus 4%. The related mortgages collateralize each advance. As of December 31, 1997, the Company owed $28,549,995 under these agreements.

American National Mortgage Corp.

ANMC has three warehouse and security agreements under which lines of credit have been established for funding mortgage loans. As of December 31, 1997, the Company had total credit lines of $23,000,000 from the participating lenders. The agreements call for interest to be calculated at prime plus 1%, and at the commercial paper rate plus 2.6%. The related mortgages collateralize each advance. As of December 31, 1997, the Company owed $10,735,874 under these agreements.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 7 - WAREHOUSE LINES OF CREDIT (CONT'D)

1st Potomac Mortgage Corp.

Potomac has five warehouse and security agreements under which lines of credit have been established for funding mortgage loans. As of December 31, 1997, the Company had total credit lines of $14,700,000 from the participating lenders. The agreements call for interest to be calculated from a range of prime plus 1% to LIBOR plus 3.5%. The related mortgages collateralize each advance. As of December 31, 1997, the Company owed $4,366,631 under these agreements.

NOTE 8 - PROFIT SHARING PLAN

The Company adopted a 401(k) pension plan covering substantially all employees. While the Company may elect to match employee contributions, it did not do so in 1997.

NOTE 9 -  STOCK BASED COMPENSATION

As of the date of these financial statements, there were no stock options outstanding issued to employees of the Company under the Company's Employee Stock Option Plan.

Stock options issued for services (see Note 10 - "Options and Warrants") are accounted for in accordance with SFAS No. 123. The Company values such stock options using the Black Scholes option valuation model, and expenses the value over the expected life of the option. The amount charged to the current period was $50,891.

NOTE 10 - STOCKHOLDERS' EQUITY

Preferred Stock

On December 31, 1997, the Company entered into a subscription agreement under which investors agreed to purchase 1100 shares of Series A Convertible Preferred Stock, $.001 par value, for $1,000 per share. The total consideration paid was $1,100,000.

The preferred shares are convertible beginning 100 days from issuance, and ending on the mandatory conversion date, two years from issuance. The number of common shares to be exchanged upon conversion is based upon a formula utilizing the market price of the common stock on or about the conversion date, among other things.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 10 - STOCKHOLDERS' EQUITY (CONT'D)

Preferred Stock (Cont'd)

The preferred stock will rank senior to all common stock, now or hereafter issued, and also to any additional preferred stock, now or hereafter issued, as to payment of dividends, distribution of assets upon liquidation, dissolution, or winding up of the corporation, voluntary or involuntary, unless approved by the preferred shareholders, or for a transaction wherein the company receives proceeds of at least $3 million.

The preferred stock shall receive dividends of $60.00 per share per quarter, and no more, which shall be fully cumulative, shall accrue without interest (except those in arrears) from the date of issuance, and shall be payable quarterly in cash or Company stock.

The preferred stock subscription agreement also provides for warrants which are more fully described under "Options and Warrants" below.

There is no mandatory redemption required on the part of the investors or the Company, and no sinking fund requirements.

Paid-in Capital and Common Stock

On May 13, 1997, the Company issued 20,221,700 shares in connection with the acquisition of certain assets from IMN Equities, Inc. This transaction resulted in an increase in the equity of the Company of $6,667,066, based on the book value of the assets acquired (a reverse acquisition).

On May 13, 1997, the Company issued 200 shares in connection with the foregoing transaction to certain unrelated individuals, as expenses related to the transaction. The shares were valued at the book value as stated above, and then offset as an expense, resulting in no change to the equity of the Company.

On May 13, 1997, the Company issued 1,100,000 options each to two consulting companies (total options issued - 2,200,000) for services rendered to the Company. The exercise price of $3.00 per share was equal to the market price of the underlying stock on that day. The options were exercised simultaneously, resulting in an increase in equity of $6,600,000.

On August 1, 1997, the Company issued 144,906 shares in connection with the acquisition of Green Shield. The transaction resulted in an increase in the equity of the Company of $961,162, based upon the market price of the stock on the acquisition date.

On August 1, 1997, the Company issued options to purchase shares of the Company stock to a consultant (see "Options and Warrants"). These options were valued in accordance with SFAS 123 (see Note 9 - "Stock Based Compensation"), and a portion was charged to expense and paid-in capital in the amount of $50,891. This transaction had no effect on the equity of the Company.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 10 - STOCKHOLDERS' EQUITY (CONT'D)

Paid In Capital and Common Stock (Cont'd)

On September 16, 1997, the Company issued 110,344 shares in connection with the acquisition of Bay City. The transaction resulted in an increase in the equity of the Company of $399,997, based upon the market price of the stock on the acquisition date.

On September 18, 1997, the Company issued 16,667 shares in connection with the acquisition of Senko. The transaction resulted in an increase in the equity of the Company of $63,501, based upon the market price of the stock on the acquisition date.

On December 2, 1997, the Company issued 461,538 shares in connection with the acquisition of AMNC. The transaction resulted in an increase in the equity of the Company of $1,384,120, based upon the market price of the stock on the acquisition date.

On December 22, 1997, the Company issued 11,320 shares in connection with the acquisition of Jefferson. The transaction resulted in an increase in the equity of the Company of $36,790, based upon the market price of the stock on the acquisition date.

On December 30, 1997, the Company issued 333,333 shares in connection with the acquisition of Potomac. The transaction resulted in an increase in the equity of the Company of $1,000,000, based upon the market price of the stock on the acquisition date.

On December 31, 1997, the Company issued preferred stock as described above (see "Preferred Stock" above). The transaction resulted in an increase in the equity of the Company of $1,100,000.

In conjunction with the foregoing sales of shares, the Company paid consulting fees and incurred expenses which were charged to paid-in capital, and resulted in a decrease in the equity of the Company of $635,500.

On December 17, 1997, the Company issued 7,000,000 shares of treasury stock for future use. The shares are held in the corporate name and are unencumbered.

Options and Warrants

On May 13, 1997, the Company implemented and registered in form S-8, a nonstatutory stock option plan. Under the terms of the plan, the Company can issue up to 4,000,000 stock options, which, upon exercise, are unrestricted shares. The plan calls for issuance of options until December 31, 1999. As indicated above, the Company issued 2,200,000 of these options on May 13, 1997, all of which were exercised.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 10 - STOCKHOLDERS' EQUITY (CONT'D)

Options and Warrants (Cont'd)

On August 1, 1997, the Company issued options to a consultant as indicated above. The options grant the right to purchase 75,000 shares at $6.625 until August 1, 1999. There are restrictions as to the number of shares which may be purchased during specific time periods.

On December 31, 1997, in connection with the Preferred Stock subscription agreement described above, the Company issued warrants to purchase 88,000 shares of common stock, which expire December 31, 2000. The strike price is $3.60 per share. There are certain restrictions regarding the exercise which relate to the total stock ownership of the holder, among other things.

Subscriptions to Common Stock

On May 13, 1997, the Company issued 2,200,000 shares of common stock upon the exercise of stock options described above in the Paid-In capital section. In consideration for the stock, the shareholders executed promissory notes to the Company. The notes are due on or before May 13, 2002. The notes bear interest at 5% per annum, and a financing fee of $330,000 was charged upon the issuance. As of December 31, 1997, total payments against the notes were $458,400. Subsequent to December 31, 1997, (see Note 19 - "Subsequent Events") and prior to the date of this report, one of the consulting companies obtained approximately $3,000,000 in financing of which it has allocated a minimum of $2,000,000 to be paid against the subscription receivable. Therefore, $2,000,000 is presented herein as an asset, while the balance of the subscription is presented as an adjustment to stockholders' equity.

NOTE 11 - EARNINGS PER SHARE

Earnings per share has been computed on the basis of the total weighted average number of shares outstanding.

                                                 December 31,    December 31,
                                                     1997             1996
                                                 ------------    ------------

Number of shares outstanding - Start of Period    1,064,300        1,064,217

Increase in shares outstanding                   30,699,807               83
                                                 ----------        ---------

Number of shares outstanding - End of period     31,764,107        1,064,300
                                                 ==========        =========

Weighted Average Number of Shares
  Outstanding                                    30,562,402        1,064,258
                                                 ==========        =========

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 12- ACQUISITION RELATED EXPENSES

This item includes expenses incurred by certain acquired corporations. The results of operations of these companies is included in the statement of income of the Company, effective with the acquisition date. Certain mortgages in process at the acquisition date were completed in the acquired company, which gives rise to these expenses.

NOTE 13- RELATED PARTY TRANSACTIONS

During 1997, the Company was involved in the following related party transactions:

The Company was involved in advances to and from the following related entities. In addition, many of these companies were charged for their share of administrative costs and direct expenses (paid on their behalf) and management fees, which totaled $2,952,813.

     1) Network Title Agency Corporation - 75% owned by a minority shareholder (less than 5%) of the Company, under common administration

     2) C.S. Amsterdam Realty, Inc. - Owned by a minority shareholder (less than 5%) of the Company, under common administration.

     3) UCMC Consulting Corp. - Owned by a majority shareholder of the parent and an employee of the Company, under common administration.

     4) Wireless Mexicano, Inc. - Partially owned by a minority shareholder (less than 5%) of the Company, under common administration.

     5) Edward Capuano - Majority shareholder of the Company.

     6) The Skulsky Trust - The trustee is an employee of the Company, and the trust's beneficiary is a minority shareholder (less than 5%) of the Company.

     7) Seasons Mortgage Group, Inc. - Acquired by Company as part of Potomac acquisition.

The Company and these related parties agreed to an assignment of their intercompany balances to the Skulsky Trust. As of December 31, 1997, the Company owed $4,920,813 to the Skulsky Trust. The debt is interest free with no set repayment terms (see Note 19 - "Subsequent Events"). As of December 31, 1997, Potomac owed Seasons $68,888 (see Notes 3 and 15).

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 14 - OPERATING LEASES

The Company is obligated under a number of operating leases for its main and branch office facilities. The leases expire on various dates through March 31, 2003.

The rent obligations (including those under the leases signed in 1998, as described in Note 19, "Subsequent Events"), are as follows:

          Year ending:       12/31/98     $1,070,457
                             12/31/99        778,923
                             12/31/00        462,527
                             12/31/01        289,593
                             12/31/02        114,185
                             Thereafter       14,433
                                          ----------
          Total                           $2,730,118
                                          ==========


NOTE 15 - NOTES PAYABLE

IMNF and Island

In conjunction with the acquisition of ANMC on December 2, 1997 (Note 2), the Company is indebted to the former shareholder of ANMC in the amount of $230,000. The terms of the note provide for a downpayment of $130,000 in January 1998, and monthly principal payments of $15,000 for six months, with a final payment of $10,000 the following month. The note is non-interest bearing. As of December 31, 1997, the outstanding balance was $230,000.

In conjunction with the assignment of the operating assets and liabilities of Bay City from the parent, the Company is indebted to various parties for $83,321. The entire balance is due within twelve months.

Green Shield Mortgage Corp.

Green Shield is indebted to a bank in the amount of $169,111. The obligation is an installment note, with a due date of December 10, 2001. It is payable in monthly installments of $4,109, which includes interest at 7.75%. It is secured by property owned by the former Green Shield shareholder and, per the acquisition agreement, is to be replaced by Company collateral.

1st Potomac Mortgage Corp.

Potomac is indebted to a bank in the amount of $199,190. The obligation is a line of credit, and is due in the next twelve months. It bears interest at the rate of prime plus 2%, and is secured by substantially all of the assets of Potomac.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 15 - NOTES PAYABLE (CONT'D)

1st Potomac Mortgage Corp.(Cont'd)

Potomac is indebted to a bank in the amount of $184,811. The obligation is an installment note, with a due date of September 20, 2000. It is payable in monthly installments of $2,079, which includes interest at 9.25%. It is also secured by substantially all of the assets of Potomac.

Potomac is indebted to a former shareholder in connection with a stock redemption in the amount of $134,748. The note is payable in monthly installments of $5,000, including imputed interest at 5.75%, plus certain lump sum payments. The note is due December 30, 1998. The related stock is being held in escrow as collateral.

Potomac is indebted to various other parties in the amount of $132,137. The debts are due at various times, ending in the year 2000. They carry interest rates which range from 9.5% to 10.99%. These loans are unsecured.

Principal payments are due in accordance with the following schedule, for the years ending December 31:

                   1998              $  818,295
                   1999                  85,068
                   2000                 182,659
                   2001                  47,295
                                     ----------

                   Total             $1,133,317
                                     ==========

NOTE 16- CAPITAL LEASE OBLIGATIONS

The Company leases equipment with lease terms expiring through August 2002. Obligations under capital leases are reflected in the accompanying financial statements at the present value of future minimum lease payments, discounted at interest rates ranging from 8.4% to 18%.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 16- CAPITAL LEASE OBLIGATIONS (CONT'D)

The future minimum lease obligations under capital leases, and the net present value of the future minimum lease payments, are due as follows, for the years ending December 31,

                  1998                                  $ 80,167
                  1999                                    66,980
                  2000                                    48,173
                  2001                                    44,483
                  2002                                    14,284
                                                        --------

                  Total minimum lease payments           254,087
                  Less: Amounts representing interest     42,425
                                                        --------

                  Present value of net minimum
                  lease payments                        $211,662
                                                        ========

NOTE 17- COMMITMENTS AND CONTINGENCIES

Employment Contracts

The Company has entered into employment contracts with certain senior members of management. Some agreements renew automatically on an annual basis, and others continue until December 2000. Some include provisions for bonuses based on volume at particular locations.

The following schedule presents the minimum amounts due for the next five years under these contracts, assuming the contract continues to renew:

          Years ending December 31,

                  1998              $452,000
                  1999              $452,000
                  2000              $452,000
                  2001              $100,000
                  2002              $100,000

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997


NOTE 17- COMMITMENTS AND CONTINGENCIES (CONT'D)

Mortgages

In the normal course of business, the Company enters into commitments to extend mortgages to borrowers whose loans have not closed at year end. On December 31, 1997, those commitments totaled $83,425,596.

Also in the normal course of business, the Company enters into commitments to sell mortgages to investors. These commitments include loans closed before year end, which are currently in inventory, as well as loans closed after year end. On December 31, 1997, those commitments amounted to $94,207,977.

Litigation (IMN Financial Corp.)

In connection with one of the Company's acquisitions, the seller brought an action for breach of contract, seeking specific performance with regard to replacement of collateral of approximately $180,000. The Company has several counterclaims, and corporate counsel has indicated that no determination regarding the outcome of the actions can be made at this time.

Litigation (Island Mortgage Network, Inc.)

Island Mortgage Network, Inc. has been sued by a marketing consultant in a breach of contract action arising out of Island's cancellation of a marketing contract. The plaintiff seeks $160,000 in damages. Management is vigorously contesting the action. Corporate counsel has indicated that no determination regarding the outcome of this case can be made at this time.

Island Mortgage Network, Inc. was also a party to litigation arising from disputes relating to the acquisition of the Company by its major shareholder, and certain related employment contracts. This action has been settled (see Note 19 - "Subsequent Events").

Litigation (American National Mortgage Corporation)

An associate of ANMC has brought an action for breach of contract, seeking $47,000 in unpaid commissions. The Company claims to have a signed general release from the plaintiff, and intends to vigorously contest the action. Corporate counsel has indicated that no determination regarding the outcome of this action can be made at this time.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 17- COMMITMENTS AND CONTINGENCIES (CONT'D)

Encumbrances

Potomac, acquired on December 29, 1997 (Note 2), owes $774,490 in back payroll taxes to the IRS. The IRS filed a federal tax lien against Potomac on February 2, 1998. Total assets of the Potomac, included herein, potentially exposed to a claim relating to this matter, are $5,523,214, including $4,366,631 of mortgage inventory pledged against the Company's warehouse line advances. In 1998, the Company entered into an agreement with the IRS to make payments of $15,000 per month, until the obligation is satisfied.

Contingencies - Off Balance Sheet Risk

Service is a general partner in a real estate development company, Thunder Development LTD, Co. The partnership has obligations, under mortgages and promissory notes, to various parties, which total $1,428,777. The total assets of the Service, included herein, potentially exposed to a claim relating to these items, are $1,032,284.

A certificate of deposit of Potomac, totaling $500,000, is pledged as collateral for a personal obligation of the former shareholders of Potomac.

Other Commitments

In connection with the acquisitions described above, and the related employment agreements, the Company has agreed to issue additional shares of stock, should certain volume levels be achieved. The agreements state specific numbers of shares (110,000) in some instances , dollar amounts ($1,525,000) to be divided by market value in other instances, and formulas for both dollar amounts and number of shares in still other instances.

Other Contingencies

Potomac redeemed the stock of a former shareholder (see Note 15). Under the terms of the agreement, the underlying stock is to be held in escrow, as collateral for payment on the related note payable. The balance of that note, included herein, is $134,748. Should the Potomac default on the note, the stock could revert back to the former shareholder.

NOTE 18 - CONCENTRATIONS OF CREDIT RISK

The Company maintains cash balances at several financial institutions. The Federal Deposit Insurance Corporation insures balances at each institution up to $100,000. Uninsured balances aggregated $1,819,941 at December 31, 1997.

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                        (formerly NGT Enterprises, Inc.)

                   Notes to Consolidated Financial Statements

                                December 31, 1997

NOTE 19 - SUBSEQUENT EVENTS

On March 1, 1998, the Company entered into a lease agreement for an office facility in Fort Washington, Pennsylvania. The obligation under this lease is included in the obligations set forth in Note 14.

On March 13, 1998, a settlement agreement was executed between Donald Henig and the Company's major shareholder, among others, including Island Mortgage Network, Inc. Under the agreement, Donald Henig received $100,000 and the transfer of ownership of common stock (a 5% interest) in Mortgage Tech Group, Ltd. The cash and stock were corporate assets of Island Mortgage Network, Inc. The major shareholder has agreed that the Company thereby satisfied his (personal) obligation under the settlement agreement, and that he is indebted to the Company in the amount of $260,293 ($100,000 cash and stock valued at $160,293).

On February 20, 1998, the Company entered into a Securities Purchase Agreement. Under the terms of the agreement, the buyer would receive 8% Convertible Preferred Stock and warrants to purchase additional shares. The proceeds to the Company were $1,500,000. The agreement provided for the issuance of preferred shares and warrants. The shares are convertible at 75% of the average closing bid prices of the Company's common stock as quoted by Bloomberg, LP for the five-day trading period (the "Average Price") ending on the day prior to the date of the conversion (the "Conversion Price"). The Conversion Price may not be greater than 120% of the Average Price on the closing date (the "Maximum Price"). The warrants expire on February 20, 2001 and are exercisable at 120% of the market price on the date of exercise.

In March 1998, one of the consulting companies owing the stock subscription receivable to the Company obtained approximately $3,000,000 in financing. The consulting company has allocated $2,000,000 of those funds to be paid against the subscription receivable. The Company intends to reduce its debt to the Skulsky Trust by the same $2,000,000.

                             IMN Financial Corp.
                       Financial Statements (Unaudited)
                          For the Three Months Ended
                                March 31, 1998

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                      ------------------------------------
                                  FORM 10 - QSB

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      -------------------------------------
                                     ASSETS
                                     ------



                                                    3/31/98           3/31/97
                                                   Unaudited         Unaudited
                                                  -----------       -----------

ASSETS
Cash                                           $ 1,563,963       $         0
Mortgage inventory                              52,648,777
Points and fees receivable                       4,542,229
Stock subscription receivable                    1,125,066
Investments                                      7,585,300
Prepaid expenses                                 2,386,162
Property and equipment - net                     1,350,856
Notes and mortgages receivable                   3,616,367
Intangible assets - net                          3,943,052
Other assets                                       276,606
                                               -----------       -----------

TOTAL ASSETS                                   $79,038,378       $         0
                                               ===========       ===========

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                      ------------------------------------

                                  FORM 10 - QSB
                                  -------------


                      CONDENSED CONSOLIDATED BALANCE SHEET
                      ------------------------------------


                       LIABILITIES & STOCKHOLDERS' EQUITY
                       ----------------------------------





                                                      3/31/98          3/31/97
                                                     Unaudited        Unaudited
                                                    -----------      -----------

 LIABILITIES
    Accounts payable and accrued expenses          $  4,151,805    $          0
    Warehouse lines of credit                        52,133,131
    Borrowers escrow funds                              452,393
    Capital lease obligations                           191,691
    Notes payable                                       266,071
    Due to related party                              5,483,627           1,500
    Deferred income                                     664,346
    Deferred income taxes                             1,330,804
                                                   -------------   ------------
         Total Liabilities                           64,673,868           1,500

STOCKHOLDERS' EQUITY
    Preferred stock - authorized 5,000,000 shares
     $.001 par value per share, the number of
     shares outstanding at March 31, 1998 and
     March 31, 1997 - 4,250 and -0-, respectively             4               0
    Common stock - authorized 45,000,000 shares,
     $.001 par value per share, the number of
     shares outstanding at March 31, 1998 and
     March 31, 1997 - 31,764,107 and
     4,257,199, respectively                             31,764             426
    Paid-in capital                                  18,968,260          16,867
    Stock subscription receivable                    (4,141,600)              0
    Unrealized Gain on Available-for-Sale
     Securities                                         374,118               0
    Retained earnings                                  (868,036)        (18,793)
                                                   -------------   ------------

          Total Stockholders' Equity                 14,364,510          (1,500)
                                                   -------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 79,038,378    $          0
                                                   =============   ============

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                      ------------------------------------

                                  FORM 10 - QSB
                                  -------------

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   ------------------------------------------
                                   (Unaudited)


                                                 Three Months       Three Months
                                                    Ended              Ended
                                                   3/31/98            3/31/97
                                               -------------       -------------

OPERATING INCOME
    Points, Fees and Premium Income             $   5,290,460      $         0
    Interest Income                                   635,858                0
                                                -------------      -----------

         Total Operating Income                     5,926,318                0
                                                -------------      -----------

OPERATING EXPENSES
    General and Administrative Expenses             4,662,944                0
    Interest Expense                                  891,790                0
    Depreciation                                       65,015                0
    Amortization of Acquisition Goodwill              154,920                0
    Other Amortization                                 24,649                0
                                                -------------      -----------

         Total Operating Expenses                   5,799,318                0
                                                -------------      -----------

Income from Operations                                127,000                0

Income from Subsidiary                                 30,715                0
                                                -------------      -----------

Income before Provision for Income Taxes              157,715                0

Provision for Income Taxes                              8,963                0
                                                -------------      -----------

Net Income                                      $     148,752      $         0
                                                =============      ===========

Weighted Average Number of Shares Outstanding      31,764,107        1,064,300
                                                =============      ===========

Basic Earnings per share                        $      0.0047      $         0
                                                =============      ===========

Diluted Earnings per share                      $      0.0047      $         0
                                                =============      ===========

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                      ------------------------------------

                                  FORM 10 - QSB
                                  -------------

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                 ----------------------------------------------
                                   (Unaudited)



                                                     Three Months   Three Months
                                                         Ended         Ended
                                                        3/31/98       3/31/97
                                                      -----------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income                                       $      148,752        $   0
    Adjustments to reconcile net income to net cash
         provided by operating activities:
         Amortization                                        179,569           0
         Depreciation                                         65,015           0
         Income from subsidiary                             (30,715)
    Changes in assets and liabilities                    (2,141,136)           0
                                                     ---------------       -----

Net cash provided (used) by operating activities         (1,778,515)           0
                                                     ---------------       -----

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                     (100,791)           0
    Purchase of intangible assets                            (3,315)           0
    Mortgages originated - net                         (133,432,375)           0
    Mortgages sold                                       124,936,217           0
                                                     ---------------       -----

Net cash provided (used) by investing activities         (8,600,264)           0
                                                     ---------------       -----

CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of preferred stock                                1,274,970           0
    Notes receivable advanced                            (1,345,387)
    Advances from related parties                            624,200           0
    Proceeds from warehouse line of credit               130,764,000           0
    Repayments of warehouse line of credit             (122,283,369)           0
    Collection of stock subscriptions                        874,934
    Collection of notes receivable                             5,656           0
                                                     ---------------       -----

Net cash provided by financing activities                  9,915,004           0
                                                     ---------------       -----

Net increase (decrease) in cash and equivalents            (463,775)           0

Cash Balance at Beginning of Period                        2,027,738           0
                                                     ---------------       -----

Cash Balance at End of Period                        $     1,563,963       $   0
                                                     ===============       =====

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                      ------------------------------------

                                  FORM 10 - QSB
                                  -------------

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                 ----------------------------------------------
                                   (Unaudited)


                                                  Three Months      Three Months
                                                     Ended              Ended
                                                    3/31/98            3/31/97
                                                 -------------     -------------

SUPPLEMENTAL DISCLOSURES:
    Interest expense                              $  891,790           $       0
                                                  ==========           =========

    Income taxes                                  $   27,999           $       0
                                                  ==========           =========


SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:

Increase in Market Value of Available-for-Sale
     Securities                                   $   18,824           $       0
                                                  ==========           =========

                      IMN FINANCIAL CORP. AND SUBSIDIARIES
                      ------------------------------------

                                  FORM 10 - QSB
                                  -------------

              CONDENSED CONSOLIDATED STATEMENT OF RETAINED EARNINGS
              -----------------------------------------------------
                                   (Unaudited)


RETAINED EARNINGS - JANUARY 1, 1998                              $   (1,016,788)

Net Income                                                              148,752
                                                                ---------------

RETAINED EARNINGS - MARCH 31, 1998                               $     (868,036)
                                                                ===============

                      IMN FINANCIAL CORP. AND SUBSIDIARIES

                                  FORM 10 - QSB

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information as set forth in Article 10 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.


NOTE 2 - EARNINGS PER SHARE

     Earnings per share have been computed on the basis of the total weighted average number of shares outstanding at March 31, 1998 and 1997.


                                                   MARCH 31,           MARCH 31,
                                                     1998                1997
                                                  ----------           ---------

Number of shares outstanding - Start Up Period      31,764,107         1,064,300

Increases of shares                                          0                 0
                                                  ------------      ------------

Number of shares outstanding - End of period        31,764,107         1,064,300
                                                  ============      ============

Weighted Average Number of Shares
Outstanding                                         31,764,107         1,064,300
                                                  ============      ============

NOTE 3 - PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of IMN Financial Corp. and its wholly owned subsidiaries, Island Mortgage Network, Inc., Citizens Mortgage Service Company, First Equities Service Corp. and First Equities Commercial Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 4 - SALE OF SUBSIDIARIES

     The Company sold Green Shield Mortgage Corp., 1st Potomac Mortgage Corporation and American National Mortgage Corporation (former subsidiaries) during the first quarter of 1998. Preceding the sales, the Company removed certain assets pertaining to the business operations, which will be continued by the Company's subsidiary, Island Mortgage Network, Inc. These subsidiaries were sold for book value, resulting in no gain or loss to the Company.

================================================================================

        No dealer, salesman or any other
person has been authorized to give any
information or to make any representations      IMN FINANCIAL CORP.
other than those contained in this
Prospectus, and, if given or made, such
information or representations must not be
relied upon as having been authorized by the
Company.  This Prospectus does not constitute
an offer to sell, or a solicitation of an       6,082,040 shares of Common Stock
offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date of this Prospectus.

      -------------------------------                 -----------------
                                                          Prospectus
                                         Page         -----------------

Prospectus Summary ..........................
Use of Proceeds .............................
Certain Market Information ..................
Dividend Policy .............................
Management's Discussion and Analysis
 of Financial Condition and
 Results of Operations ......................
Business ....................................
Management ..................................
Principal Stockholders ......................
Certain Transactions ........................
Description of Securities ...................
Shares Eligible for Future Sale .............
Selling Security Holder .....................
Plan of Distribution ........................
Legal Matters ...............................
Experts .....................................
Additional Information ......................
Indemnification for Securities                                     , 1998
 Act Liabilities ............................       ---------------
Financial Statements .......................F-1

         Until                   , 1998 (25 days
               ------------------
after the date of this Prospectus), all dealers
effecting transactions in the registered securities,
whether or not participating in this distribution,
may be required to deliver a Prospectus. This is
in addition to the obligation of dealers to deliver
a Prospectus when acting as underwriters and with
respect to their unsold allotments or subscriptions.
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.       Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. The restated Certificate of Incorporation and By-laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.

Item 25.       Other Expenses of Issuance and Distribution

         The following is a statement of the estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered:


SEC Registration Fee*                                              $   2,464.60
Legal Fees and Expenses*                                           $  10,000.00
Miscellaneous*                                                     $   1,000.00

     Total*                                                        $  13,464.60
     -----                                                         ------------

*     estimate

Item 26.       Recent Sales of Unregistered Securities

         During the past three years, the Company has sold unregistered securities as described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transaction. The purchasers of the securities in the transactions had adequate access to information about the Registrant.

On May 13,1997, the Company issued 20,221,700 shares of common to existing shareholders of the predecessors of IMN Financial.

All of the following issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended:

On May 13, 1997, the Company issued: 150,000 shares of common stock to Joel Pensley, Esq., 50,000 shares of common stock to Steven Gutstein in recognition of services rendered, 1,100,000 options to purchase common stock at $3.00 per share to C.S. Amsterdam Realty, Inc. of 1,100,000 options to purchase common stock at $3.00 per share, 1,100,000 options to purchase common stock at $3.00 per share to Vinay Consulting Corp. On August 1, 1997, the Company issued 144,906 shares of common stock to Larry Enright, in partial consideration for the purchase of Green Shield Mortgage Corporation's stock, 75,000 options to purchase shares of common stock at $6.625 per share to William T. Schor. On September 16, 1997, the Company issued 55,172 shares of common stock to Larry Vecchio and 55,172 shares of common stock to The Catherine Mirabelli Trust in consideration for the purchase of Bay City Mortgage Corporation's stock. On December 2, 1997, the Company issued 461,538 shares of common stock to Kenneth Barash in consideration for the purchase of American National Mortgage Corporation.


On December 17, 1997, the corporation issued 7,000,000 shares of treasury stock. These were pledged to Merrill Lynch later in December in exchange for a $7,000,000 line of credit. On December 22, 1997, the Company issued 11,320 shares of common stock to Salvatore Benigno in partial consideration for the purchase of Jefferson Penn Mortgage Corporation's stock. On December 30, 1997, the Company issued of 333,333 shares of common stock to Michael Roche in consideration of the purchase of 1st Potomac Mortgage Corporation's Seasons Mortgage Group Inc.'s stock. On December 31, 1997, the Company issued 1,100 shares of preferred stock to Precision Capital Investors Limited Partnership I, 10,000 Warrants to purchase shares of common stock at $3.60 per share to International Holding Company, Ltd., 10,000 Warrants to purchase shares of common stock at $3.60 per share to William F. Palla and 13,000 Warrants to purchase shares of common stock at $3.60 per share to Rjj Capital Consultants, Inc. On Janaury 16, 1998, the Company issued 26,925 shares of common stock to Joseph Jandura. On February 20, and March 31, 1998 the Company issued an aggregate of 3,150 shares of Series B preferred stock to the following entities Canadian Advantage Limited Partnership, Dominion Capital Fund Ltd., Excalibur Limited Partnership and Sovereign Partners L.P. The Company issued an aggregate of 300,000 warrants in connection with the sale of the Series B Convertible Preferred Stock.


Item 27.       Exhibits

Exhibit
Number  Description
-----   -----------
5.1*  Opinion of Gersten, Savage, Kaplowitz & Fredericks, LLP.

23.1* Consent of Werblin, Cassuccio & Moses

23.2* Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP (continued as part of Exhibit 5.1)

  * filed herewith
  Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any Prospectus required by section 10(a)(3) of the Act;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Act as part of this registration statement as of the time the Commission declared it effective.
                                     II-3

(5) For determining any liability under the Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Pre-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on JULY 9, 1998.


  IMN FINANCIAL CORP.

  By:        /s/ Edward R. Capuano
     ----------------------------------
           Edward R. Capuano, President

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Edward R. Capuano, President, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Pre-effective Amendment No. 1 to the Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Act, this Pre-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


  /s/ Edward R. Capuano
 ----------------------      Chief Executive Officer,       July 9, 1998
  Edward R. Capuano          President and Director

 /s/ Cindy L. Eisle
 ----------------------      Chief Financial Officer        July 9, 1998
  Cindy L. Eisle

 /s/ Patrick A. Reilly
 ----------------------      Secretary                      July 9, 1998
  Patrick A. Reilly


 ----------------------
  Jerry Dugan                Director                       July 9, 1998


 ----------------------
  Robert J. Knickman         Director                       July 9, 1998


                              EXHIBIT INDEX

Exhibit
Number  Description
-----   -----------
5.1*  Opinion of Gersten, Savage, Kaplowitz & Fredericks, LLP.

23.1* Consent of Werblin, Cassuccio & Moses

23.2* Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP (continued as part of Exhibit 5.1)

  * filed herewith